UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Cousins Properties Incorporated
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 7, 2013

To our Stockholders:

The Annual Meeting of Stockholders of Cousins Properties Incorporated (“we,” “our,” “us,” or the “Company”) will be held on Tuesday, May 7, 2013, at 11:00 a.m. local time at 191 Peachtree Street NE, Atlanta, Georgia 30303-1740. The purposes of the meeting are:

(1) To elect eight Directors nominated by the Board of Directors (the “Board of Directors” or the “Board”);

(2) To approve, on an advisory basis, executive compensation, often referred to as “say on pay;”

(3) To ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

(4) To transact any other business as may properly come before the meeting.

All holders of record of our common stock at the close of business on February 28, 2013 are entitled to vote at the meeting and any postponements or adjournments of the meeting.

By Order of the Board of Directors,

PAMELA F. ROPER
Corporate Secretary

Atlanta, Georgia
March 25, 2013

Whether or not you expect to attend the Annual Meeting, you are urged to vote, date, sign and return the enclosed proxy in the enclosed postage-paid envelope. You also may vote your shares over the Internet or by telephone as described on your proxy card. If you attend the Annual Meeting, you may revoke the proxy and vote your shares in person.

TABLE OF CONTENTS
2013 PROXY STATEMENT SUMMARY3
GENERAL INFORMATION6
PROPOSAL 1 — ELECTION OF DIRECTORS10
Meetings of the Board of Directors and Director Attendance at Annual Meetings13
Committees of the Board of Directors13
Director Independence15
Executive Sessions of Independent Directors15
Corporate Governance15
Board Leadership Structure16
Board’s Role in Risk Oversight16
Selection of Nominees for Director17
Hedging, Pledging and Insider Trading Policy18
Sustainability18
BENEFICIAL OWNERSHIP OF COMMON STOCK19
EXECUTIVE COMPENSATION22
Compensation Discussion & Analysis22
Introduction22
Executive Summary22
Compensation and Governance Practices24
Say on Pay Results and 2012 Investor Outreach Program26
Compensation Philosophy and Competitive Positioning27
Base Salary28
Annual Incentive Cash Award29
Long-Term Incentive Equity Awards32
2012 Special Equity Award to Larry Gellerstedt33
LTI Grant Practices35
2012 Realized Compensation36
Other Compensation Items37
Benefits and Perquisites37
Departure of NEOs in 201238
Incentive Based Compensation Recoupment or “Clawback” Policy38
Stock Ownership Guidelines and Stock Holding Period39
Severance Policy, Retirement and Change in Control Agreements39
Tax Implications of Executive Compensation40
Committee Report on Compensation41
Summary Compensation Table for 201242
Grant of Plan-Based Awards in 201245
Outstanding Equity Awards at 2012 Fiscal Year-End47
Option Exercises and Stock Vested in 201249
Potential Payments Upon Termination, Retirement or Change in Control50
DIRECTOR COMPENSATION54
2012 Compensation of Directors54

ompensation Policies and Practices and Risk Management	55

ompensation Committee Interlocks and Insider Participation	55

— ADVISORY APPROVAL OF EXECUTIVE COMPENSATION	56
PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM57

ummary of Fees to Independent Registered Public Accounting Firm	57
REPORT OF THE AUDIT COMMITTEE58
CERTAIN TRANSACTIONS59
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE59
FINANCIAL STATEMENTS59
STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING OF STOCKHOLDERS59
EXPENSES OF SOLICITATION60

COUSINS PROPERTIES INCORPORATED
191 Peachtree Street NE, Suite 500
Atlanta, Georgia 30303-1740

2013 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
2013 Annual Meeting Information

•	Date and Time: May 7, 2013, at 11:00 a.m. Eastern Time.

•	Place: 191 Peachtree Street NE, Atlanta, Georgia 30303-1740.

•	Record Date: February 28, 2013.

•	Voting: Holders of our common stock are entitled to one vote per share.

Items of Business

	Board Vote Recommendation	Page Reference (for more information)
1. Election of eight Directors named in this proxy statement	FOR ALL	10
2. Advisory vote on executive compensation	FOR	22
3. Ratification of Deloitte & Touche as our independent registered public accounting firm	FOR	57
Election of Directors
The Board of Directors (the “Board”) of Cousins Properties Incorporated (“we,” “our,” “us,” the “Company,” or “Cousins”) is asking you to elect eight nominees for Director. The table below provides summary information about the Director nominees. We have amended our Bylaws to provide for majority voting in uncontested Director elections. Therefore, a nominee will only be elected if the number of votes for the nominee’s election is greater than the number of votes cast against that nominee. For more information about the nominees, including information about the qualifications, attributes and skills of the nominees, see page 10.

Name	Age	Director Since	Occupation	Board Committees*	Inde- pendent
Tom G. Charlesworth	63	2009	Former Chief Investment Officer, Chief Financial Officer and General Counsel of Cousins	AC; IC	Yes
James D. Edwards	69	2007	Former Managing Partner, Global Markets of Arthur Andersen LLP	AC; CNGC; EC	Yes
Lawrence L. Gellerstedt III	56	2009	President and Chief Executive Officer of Cousins	EC	No
Lillian C. Giornelli	52	1999	Chairman, Chief Executive Officer and Trustee of The Cousins Foundation, Inc.	AC; CNGC	Yes
S. Taylor Glover	61	2005	Non-executive Chairman of the Board of Cousins; President and CEO, Turner Enterprises	EC	Yes
James H. Hance, Jr.	68	2005	Former Vice Chairman of Bank of America Corporation	CNGC; IC; EC	Yes
William Porter Payne	65	1996	Chairman of Centennial Holding Co., Inc.	CNGC; IC; EC	Yes
R. Dary Stone	59	2011	President and Chief Executive Officer of R.D. Stone Interests	IC	No

*	Audit Committee = AC; Compensation, Succession, Nominating and Governance Committee = CNGC; Investment Committee = IC; Executive Committee = EC
Director Attendance
Each director nominee is a current director and attended at least 75% of the aggregate of all 2012 meetings of the Board and each committee on which he or she served.
Advisory Vote on Executive Compensation
For 2012, our “Named Executive Officers” or “NEOs” are as follows:

•	Lawrence L. Gellerstedt III – President and Chief Executive Officer;

•	Gregg D. Adzema – Executive Vice President and Chief Financial Officer;

•	Craig B. Jones – our former Executive Vice President, who retired as of December 31, 2012;

•	John S. McColl – Executive Vice President;

•	Michael I. Cohn – Executive Vice President; and

•	Robert M. Jackson – our former Senior Vice President, General Counsel and Corporate Secretary, who retired as of September 30, 2012.
2012 Key Compensation Decisions

The Compensation Committee made the following key decisions with respect to 2012 compensation for our NEOs:

•	The base salary for Mr. Gellerstedt remained the same. Base salary increases were approved for Messrs. Adzema, Cohn, Jackson and McColl. Mr. Jones’s base salary was decreased.

•
Annual cash incentive awards were earned by our NEOs generally at target, based on company achievement of performance goals relating to funds from operations (“FFO”), gross square footage leased, capital recycling and general and administrative cost control.

•
Long-term equity awards were granted to our NEOs using a mix of 60% performance conditioned restricted stock units (“RSUs”) and 40% time vested restricted stock. The performance conditioned RSUs are earned only upon meeting performance goals relating to total stockholder return (relative to the SNL US REIT Office Index) (“TSR”) and/or FFO over a three-year period. The time vested restricted stock vests over a three-year service requirement.

•
Mr. Gellerstedt was granted a special equity award in 2012. The Committee structured the award to promote our retention and succession planning objectives and to solidify and retain effective leadership needed during the cyclical commercial real estate markets, as well as to further align Mr. Gellerstedt’s interests with long-term stockholder interests. The Committee structured the special equity award as follows: (1) 60% of the total target award is in the form of performance conditioned RSUs that vest after five years and provide that the amount earned, if any, is based upon the achievement of TSR performance metrics for three-, four- and five-year performance periods beginning January 1, 2012. Therefore, even if the performance conditioned RSUs are earned, there is no payout of this portion of the award until 2017; and (2) 40% of the total target award is in the form of restricted stock that vests ratably over a three-year service requirement.
For more information, see page 22.
Say on Pay Results and Investor Outreach
At our 2012 annual meeting, stockholders approved our say on pay vote with approximately 60% of votes cast, as compared to 94% of votes cast at our 2011 annual meeting. In response to the results of the 2012 say on pay vote, we undertook a comprehensive outreach program to engage with our major stockholders and discuss our compensation program and policies. We requested conferences with investors representing more than 62% of our outstanding common stock, and we were able to conduct substantive discussions with investors representing approximately 48% of our outstanding common stock. These percentages exclude beneficial ownership of our common stock held by insiders as of September 30, 2012 (as detailed on page 19, approximately 18% of our outstanding common stock was beneficially owned by insiders as of February 1, 2013). As a result of the feedback from our investors, the Compensation Committee analyzed our compensation structure, including the “custom cut” peer group, composition of short-term incentive goals, short-term incentive limits, long-term incentive performance metrics and equity retention requirements. The Compensation Committee adopted certain changes to our compensation program and policies as a result of the outreach program.
For more information, see page 26.
 Approve Executive Compensation
The Board is asking you to approve executive compensation on an advisory basis. Pay that reflects performance and alignment of pay with the long-term interests of our stockholders are key principles that underlie our compensation program. Stockholders have the opportunity to vote, on an advisory basis, on the compensation of our executive officers. This agenda item is often referred to as a say on pay, and it provides you the opportunity to cast a vote with respect to our 2012 executive compensation programs and policies and the compensation paid to the named executive officers as disclosed in this proxy statement.
For more information, see page 56.
Ratify the Appointment of the Independent Registered Public Accounting Firm
The Board is asking you to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. For more information, see page 57.

2014 Annual Meeting

Stockholder proposals submitted for inclusion in the proxy statement for our annual meeting of stockholders expected to be held in May 2014 pursuant to SEC Rule 14a-8 must be received by us by November 28, 2013. For more information, see page 59.

COUSINS PROPERTIES INCORPORATED
191 Peachtree Street NE, Suite 500
Atlanta, Georgia 30303-1740

2013 PROXY STATEMENT

GENERAL INFORMATION

This proxy statement and proxy card are furnished in connection with the solicitation of proxies to be voted at our 2013 Annual Meeting of Stockholders. Our Annual Meeting will be held on Tuesday, May 7, 2013, at 11:00 a.m., local time, at 191 Peachtree Street NE, Atlanta, Georgia 30303-1740. The proxy is solicited by our Board of Directors. This proxy statement and proxy card are first being sent on March 25, 2013 to holders of our common stock.
Why am I receiving this proxy statement and proxy card?

You are receiving this proxy statement and proxy card because you owned shares of Cousins Properties Incorporated common stock on February 28, 2013, and our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement describes issues on which we would like you to vote at our Annual Meeting. It also gives you information on these issues so that you can make an informed decision.
What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. The written document in which you designate that person is called a proxy or a proxy card. Two of our Directors have been designated as proxies for the 2013 Annual Meeting of Stockholders. These Directors are S. Taylor Glover and William Porter Payne.
Who is entitled to vote?

Holders of our common stock at the close of business on February 28, 2013 are entitled to receive notice of the meeting and to vote at the meeting and any postponements or adjournments of the meeting. February 28, 2013 is referred to as the record date.
To how many votes is each share of common stock entitled?

Holders of our common stock are entitled to one vote per share.
What is the difference between a stockholder of record and a stockholder who holds common stock in “street name?”

If your shares of common stock are registered in your name, you are a stockholder of record. If your shares are in the name of your broker or bank, your shares are held in “street name.”
How do I vote?

Common stockholders of record may vote:

•	over the Internet at the web address shown on your proxy card;

•	by telephone through the number shown on your proxy card;

•	by signing your proxy card and mailing it in the enclosed postage-paid envelope; or

•	by attending the Annual Meeting and voting in person.
If you hold your shares of common stock through a broker or bank, please refer to your proxy card or the information forwarded by your broker or bank to see the voting options that are available to you. Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. However, if you hold your shares of common stock in street name, you must obtain a legal proxy from your broker or bank to be able to vote in person at the Annual Meeting.
What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	sending written notice of revocation to our Corporate Secretary at 191 Peachtree Street NE, Suite 500, Atlanta, Georgia 30303-1740;

•	submitting a subsequent proxy via Internet or telephone or executing a new proxy card with a later date; or

•	voting in person at the Annual Meeting.

Attendance at the meeting will not by itself revoke a proxy.
On what items am I voting?

You are being asked to vote on three items:

•	to elect eight Directors nominated by the Board of Directors;

•	to approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement; and

•	to ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.
How may I vote for the nominees for election of Directors, and how many votes must the nominees receive to be elected?

With respect to the election of Directors, you may:

•	vote FOR the eight nominees for Director;

•	vote AGAINST the eight nominees for Director;

•	vote FOR certain of the nominees for Director and vote AGAINST the remaining nominees; or

•	ABSTAIN from voting on one or more of the nominees for Director.

In December 2012, we amended our Bylaws to provide for majority voting in uncontested Director elections. Under the majority voting standard, Directors are elected by a majority of the votes cast, which means that the number of shares voted for a Director must exceed the number of shares voted against that Director. Abstentions are not considered votes cast for or against the nominee under a majority voting standard, and abstentions and broker non-votes will have no effect on the outcome of the vote.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board may, by resolution, provide for a lesser number of Directors or designate a substitute nominee. If the Board designates a substitute nominee, shares represented by proxies voted for the nominee unable to stand for election will be voted for the substitute nominee.
How may I vote on the proposal to approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement, and how many votes must the proposal receive to pass?

With respect to this proposal, you may:

•	vote FOR the approval, on an advisory basis, of executive compensation;

•	vote AGAINST the approval, on an advisory basis, of executive compensation; or

•	ABSTAIN from voting on the proposal.

The proposal is approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.
How may I vote for the ratification of the appointment of the independent registered public accounting firm? How many votes must the proposal receive to pass?

With respect to the proposal to ratify the independent registered public accounting firm, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

The proposal is approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.
How does the Board of Directors recommend that I vote?

The Board recommends a vote:

•	FOR the eight Director nominees;

•	FOR the approval, on an advisory basis, of executive compensation; and

•	FOR the ratification of the independent registered public accounting firm.
What happens if I sign and return my proxy card but do not provide voting instructions?

If you return a signed card but do not provide voting instructions, your shares of common stock will be voted:

•	FOR the eight nominees for Director;

•	FOR the approval, on an advisory basis, of executive compensation; and

•	FOR the ratification of the appointment of the independent registered public accounting firm.
Will my shares be voted if I do not sign and return my proxy card, vote by phone or vote over the Internet?

If you are a common stockholder of record and you do not sign and return your proxy card, vote by phone, vote over the Internet or attend the Annual Meeting and vote in person, your shares will not be voted and will not count in deciding the matters presented for stockholder consideration in this proxy statement.

If your shares of common stock are held in “street name” through a broker or bank and you do not provide voting instructions before the Annual Meeting, your broker or bank may vote your shares on your behalf under certain limited circumstances, in accordance with New York Stock Exchange (“NYSE”) rules that govern the banks and brokers. These circumstances include voting your shares on “routine matters,” such as the ratification of the appointment of our independent registered public accounting firm. With respect to this proposal, therefore, if you do not vote your shares, your bank or broker may vote your shares on your behalf or leave your shares unvoted.

The remaining proposals – the election of directors and the say on pay vote – are not considered routine matters under NYSE rules relating to voting by banks and brokers. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Broker non-votes that are represented at the Annual Meeting will be counted for purposes of establishing a quorum, but not for determining the number of shares voted for or against the non-routine matter.

We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.
How many votes do you need to hold the Annual Meeting?

Shares of our common stock are counted as present at the Annual Meeting if the stockholder either is present and votes in person at the Annual Meeting or properly has submitted a proxy.

As of the record date, 107,690,079 shares of our common stock were outstanding and are entitled to vote at the Annual Meeting. Holders of a majority of the outstanding shares entitled to vote as of the record date must be represented at the Annual Meeting either in person or by proxy in order to hold the Annual Meeting and conduct business. This is called a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.
Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on May 7, 2013:
The proxy statement and annual report on Form 10-K are available on the
Investor Relations page of our website at www.cousinsproperties.com.

PROPOSAL 1 — ELECTION OF DIRECTORS

There are eight nominees for our Board of Directors this year. Our Directors are elected annually to serve until the next Annual Meeting of Stockholders and until their respective successors are elected. The Board has nominated the individuals named below for election as Directors at the Annual Meeting. All of the Director nominees are currently members of the Board and were elected as Directors by the stockholders at the Annual Meeting in 2012.

Biographical information about our nominees for Director, including business experience for at least the past five years, age, year he or she began serving as our Director and other public companies for which he or she has served on the board of directors for at least the past five years is provided below. In addition, the experience, qualifications, attributes and skills considered by our Compensation, Succession, Nominating and Governance Committee (also referred to herein as the “Nominating Committee”) and the Board in determining to nominate the Director are provided below.

Our Board of Directors recommends that you vote “FOR”
each of the nominees for Director.

Nominee	Age	Director Since	Information About Nominee
Tom G. Charlesworth	63	2009
From 2001 to 2006, Executive Vice President and Chief Investment Officer of the Company; Chief Financial Officer of the Company from 2003 to 2004; Senior Vice President, Secretary and General Counsel of the Company from 1992 to 2001. Director of CF Foundation.

In deciding to nominate Mr. Charlesworth, the Nominating Committee and the Board considered his significant knowledge about the real estate industry, especially in the Southeastern U.S., and his track record of sound judgment and achievement as demonstrated during his 15-year career with the Company, serving as our Chief Investment Officer, Chief Financial Officer and General Counsel at various times, as well as his background in REIT-related financial matters that qualify him to provide strategic advice to the Company as chairman of our Investment Committee.

James D. Edwards	69	2007
From 1998 to 2002, Managing Partner — Global Markets of Arthur Andersen LLP. Served in various positions with Arthur Andersen since 1964. Member of the American Institute of Certified Public Accountants. Director of Huron Consulting Group, Inc., Crawford & Company and CF Foundation. Director of IMS Health Incorporated from 2002 to 2010.

In deciding to nominate Mr. Edwards, the Nominating Committee and the Board considered his 40-plus years of experience in accounting and his broad management and operational expertise, as demonstrated by his service as a senior partner of a large international accounting firm, his track record of sound judgment and achievement and his experience on governance issues facing public companies, as demonstrated by his service as a director for a number of other public company boards, as well as having the skills and experience that qualify him as an audit committee financial expert for our Audit Committee.

Nominee	Age	Director Since	Information About Nominee
Lawrence L. Gellerstedt III	56	2009
President and Chief Executive Officer of the Company since July 2009. From February 2009 to July 2009, President and Chief Operating Officer; from May 2008 to February 2009, Executive Vice President and Chief Development Officer of the Company; and from July 2005 to May 2008, Senior Vice President and President of the Office/Multi-Family Division of the Company. Prior to joining the Company, from June 2003 to June 2005, Mr. Gellerstedt was Chairman and Chief Executive Officer of The Gellerstedt Group, a private real estate development company, and from January 2001 to June 2003, President and Chief Operating Officer of The Integral Group, a private real estate development company. Director of the Advisory Board of SunTrust Bank and Director of Rock-Tenn Company. Director of Alltel Corporation from 1994 to 2007.

In deciding to nominate Mr. Gellerstedt, the Nominating Committee and the Board considered his position as our Chief Executive Officer and his track record of achievement and leadership as demonstrated during a 30-year career in the real estate and construction industries. In addition, his service as a director of other public companies provides him perspective and broad experience on governance issues facing public companies.

Lillian C. Giornelli	52	1999
For at least five years, Chairman, Chief Executive Officer and Trustee of The Cousins Foundation, Inc. and President of CF Foundation. Director of CF Foundation, President and Trustee of Nonami Foundation and Vice Chairman of East Lake Foundation, Inc.

In deciding to nominate Ms. Giornelli, the Nominating Committee and the Board considered her significant knowledge about the real estate industry and our Company, along with her track record of sound judgment and achievement, as demonstrated by her leadership positions in a number of significant charitable foundations, as well as the skills that qualify her to serve on our Audit Committee.

S. Taylor Glover	61	2005
Chairman of the Board of the Company since July 2009. President and Chief Executive Officer of Turner Enterprises, Inc., a privately held investment and management company, since March 2002. Prior to March 2002, for at least five years, Senior Vice President of the Private Client Group of Merrill Lynch. Vice Chairman and Director of Cox Enterprises, Inc., a privately held media company. Prior to November 2012, for at least five years, a Director of CF Foundation.

In deciding to nominate Mr. Glover, the Nominating Committee and the Board considered his broad managerial experience and track record of sound judgment and achievement, as evidenced by his leadership positions as chief executive officer of an investment company and senior vice president of a financial services company, as well as the skills that qualify him to serve as our Chairman of the Board.

Nominee	Age	Director Since	Information About Nominee
James H. Hance, Jr.	68	2005
Operating executive and Director of The Carlyle Group since 2005. From 1994 through January 2005, Vice Chairman of Bank of America Corporation, a financial services holding company; Chief Financial Officer of Bank of America from 1988 to April 2004 and a Director from 1999 through January 2005. Chairman and Director of Sprint Nextel Corporation. Director of Duke Energy and Ford Motor Company. Former Director of Rayonier, Inc., EnPro Industries and Morgan Stanley.

In deciding to nominate Mr. Hance, the Nominating Committee and the Board considered his extensive management, operational and financial expertise, as well as his track record of sound judgment and achievement, as demonstrated by leadership positions as chief financial officer and vice chairman of a global financial services company. Further, his service as a director of other public companies provides him with perspective and broad experience on governance issues facing public companies.

William Porter Payne	65	1996
Chairman of Centennial Holding Co., Inc. since May 2004. Managing Director of Gleacher & Company LLC from July 2000 to February 2013; Vice Chairman and Director of PTEK Holdings, Inc. from July 1998 to July 2000; Vice Chairman of Bank of America Corporation from February 1997 to July 1998. Served as President and Chief Executive Officer of the Atlanta Committee for the Olympic Games. Director of Lincoln Financial Group. Director of Anheuser Busch, Inc. from 1997 to 2008.

In deciding to nominate Mr. Payne, the Nominating Committee and Board considered his track record of sound judgment and achievement, and knowledge of the real estate industry, as demonstrated by his leadership positions at a number of real estate investment companies, as well as his many years of service within the Atlanta business community including his leadership of the Atlanta Committee for the Olympic Games. In addition, his service as a director of other public companies provides him with perspective and broad experience on governance issues facing public companies.

R. Dary Stone	59	2011
President and Chief Executive Officer of R. D. Stone Interests. From February 2003 to March 2011, Vice Chairman of the Company; from January 2002 to February 2003, President of the Company’s Texas operations; from February 2001 to January 2002, President and Chief Operating Officer of the Company. Director of the Company from 2001 to 2003. Regent of Baylor University (Chairman from June 2009 to June 2011).

In deciding to nominate Mr. Stone, the Nominating Committee and the Board considered his significant knowledge of the real estate industry, especially in Texas and the Southeastern U.S., and his track record of sound judgment and achievement, as demonstrated during his 12-year career with the Company, serving as our President and Chief Operating Officer, our President – Texas, and most recently as our Vice Chairman.

There are no family relationships among our Directors or executive officers.
Meetings of the Board of Directors and Director Attendance at Annual Meetings

Our Board held five meetings during 2012. Each Director attended at least 75% of the total number of meetings of the Board and any committees of which he or she was a member.

We typically schedule a Board meeting in conjunction with our Annual Meeting and expect that our Directors will attend both, absent a valid reason. All Directors serving at the time of last year’s Annual Meeting attended the Annual Meeting.
Committees of the Board of Directors

Our Board has four standing committees - the Audit Committee; the Compensation, Succession, Nominating and Governance Committee; the Investment Committee; and the Executive Committee. The following table shows the current members of each committee.

Director	Audit	Compensation, Succession, Nominating and Governance	Investment	Executive
Tom G. Charlesworth	X		X*
James D. Edwards	X*	X		X
Lawrence L. Gellerstedt III				X
Lillian C. Giornelli	X	X
S. Taylor Glover**				X*
James H. Hance, Jr.		X*	X	X
William Porter Payne		X	X	X
R. Dary Stone			X
X= current committee member; * = committee chair; ** = non-executive chairman of the board

Audit Committee.  The Audit Committee held six meetings during 2012. All of the members of the Audit Committee are independent within the meaning of the regulations promulgated by the Securities and Exchange Commission (“SEC”), the listing standards of the NYSE and our Director Independence Standards. All of the members of the Audit Committee are financially literate within the meaning of the SEC regulations, the listing standards of the NYSE and the Company’s Audit Committee Charter. The Board has determined that Mr. Edwards is an audit committee financial expert within the meaning of the SEC regulations and that he has accounting and related financial management expertise within the meaning of the NYSE listing standards.

The primary responsibilities of our Audit Committee include:

•	providing oversight of the integrity of the Company’s financial statements, the Company’s accounting and financial reporting processes and our system of internal controls;

•	deciding whether to appoint, retain or terminate our independent registered public accounting firm;

•	reviewing the independence of the independent registered public accounting firm;

•	reviewing the audit plan and results of the audit engagement with the independent registered public accounting firm;

•	reviewing the scope and results of our internal auditing procedures, risk assessment and the adequacy of our financial reporting controls;

•	considering the reasonableness of and, as appropriate, approving the independent registered public accounting firm’s audit and non-audit fees; and

•	reviewing, approving or ratifying related party transactions.

Compensation, Succession, Nominating and Governance Committee.  The Compensation, Succession, Nominating and Governance Committee held six meetings during 2012. All of the members of the Compensation, Succession, Nominating and Governance Committee are independent within the meaning of the listing standards of the NYSE and our Director Independence Standards.

The primary responsibilities of our Compensation, Succession, Nominating and Governance Committee include:

•	overseeing the administration of the Company’s compensation programs, including setting and administering our executive compensation;

•	overseeing the administration of our incentive compensation plans and equity-based plans;

•
reviewing and approving those corporate goals and objectives that are relevant to the compensation of the CEO and the other NEOs, and evaluating the performance of the CEO and the other NEOs in light of those goals and objectives;

•
reviewing our incentive compensation arrangements to confirm that incentive compensation does not encourage excessive risk-taking, and to periodically consider the relationship between risk management and incentive compensation;

•	overseeing our management succession planning;

•	making recommendations regarding composition and size of the Board;

•
reviewing qualifications of Director candidates and the effectiveness of incumbent Directors and recommending individuals to the Board for nomination, election or appointment as members of the Board and its committees;

•	reviewing and recommending to the Board corporate governance principles and policies that should apply to the Company; and

•	making recommendations regarding non-employee Director compensation.

The Compensation, Succession, Nominating and Governance Committee retained Towers Watson, an independent human resources consulting firm, in 2012 to provide advice regarding executive compensation, including for our NEOs listed in the compensation tables in this proxy statement. Towers Watson advised the Compensation, Succession, Nominating and Governance Committee with respect to compensation trends, best practices and plan design. Towers Watson provided the Compensation, Succession, Nominating and Governance Committee with relevant market data, advice regarding the interpretation of such data and alternatives to consider when making decisions regarding executive compensation, including for our NEOs. For more information about the market data provided to the committee, see “Compensation Discussion and Analysis” on page 22.

In addition, Towers Watson provides management with long-term incentive compensation award valuation services and from time to time information regarding benchmarking of non-executive officer positions. The Compensation, Succession, Nominating and Governance Committee is aware of these additional services provided by Towers Watson to management.

In early 2013, the Compensation, Succession, Nominating and Governance Committee considered the independence of Towers Watson in light of new SEC rules and proposed NYSE listing standards. The Committee requested and received a letter from Towers Watson addressing the consulting firm’s independence, including the following factors: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee; (5) any company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. The Committee discussed these considerations and concluded that the work of the consultant did not raise any conflict of interest.

Investment Committee.  The Investment Committee held five meetings during 2012. Pursuant to its charter, the Investment Committee is required to have a majority of its members be independent under our Director Independence Standards. Currently, all the members of the Investment Committee except Mr. Stone are independent.

The primary responsibilities of our Investment Committee include:

•	evaluating the Company’s overall investment strategy and underwriting criteria;

•	evaluating and recommending to the Board for approval significant investments, developments, acquisitions and dispositions;

•	reviewing with management the status of our potential future investments, developments, acquisitions and dispositions; and

•	as requested by management, reviewing and providing input on other corporate transactions, including financings, joint ventures and equity or securities offerings.

Executive Committee.  The Executive Committee may exercise all powers of the Board in the management of our business and affairs, except for those powers expressly reserved to the Board. The Executive Committee did not take any action during 2012, other than the approval of the final price for assets previously approved for sale by the full Board.
Director Independence

In order to evaluate the independence of each Director, our Board has adopted a set of Director Independence Standards as part of our Corporate Governance Guidelines. The Director Independence Standards can be found on the Investor Relations page of our website at www.cousinsproperties.com.

The Board has reviewed Director independence under NYSE Rule 303A.02(a) and our Director Independence Standards. In performing this review, the Board considered all transactions and relationships between each Director and our Company, subsidiaries, affiliates, senior executives and independent registered public accounting firm, including those reported under the section “Certain Transactions.” As a result of this review, the Board affirmatively determined that six of our eight Directors currently serving on the Board are independent. The independent Directors are Mr. Charlesworth, Mr. Edwards, Ms. Giornelli, Mr. Glover, Mr. Hance and Mr. Payne. Mr. Gellerstedt is not an independent Director because of his employment as our Chief Executive Officer, and Mr. Stone is not an independent Director because he was an employee of the Company within the last three years.

Our Audit Committee and our Compensation, Succession, Nominating and Governance Committee are composed solely of independent Directors. Our Investment Committee is composed of a majority of independent Directors. We believe that the number of independent, experienced Directors that comprise our Board, along with the independent oversight of the Board by the non-executive Chairman, benefits our Company and our stockholders.
Executive Sessions of Independent Directors

Our independent Directors meet without management present at least two times each year. Mr. Glover, as our non-executive Chairman, is responsible for presiding at meetings of the independent Directors.

Any stockholder or interested party who wishes to communicate directly with the Chairman or the independent Directors as a group may do so by writing to: Cousins Properties Incorporated, 191 Peachtree Street NE, Suite 500, Atlanta, GA 30303-1740, Attention: Chairman.
Corporate Governance

Our Board has adopted a set of Corporate Governance Guidelines. The Corporate Governance Guidelines are available on the Investor Relations page of our website at www.cousinsproperties.com. The charters of the Audit Committee, the Compensation, Succession, Nominating and Governance Committee and the Investment Committee are also available on the Investor Relations page of our website.

Our Board has adopted a Code of Business Conduct and Ethics (the “Ethics Code”), which applies to all officers, Directors and employees. This Ethics Code reflects our long-standing commitment to conduct our business in accordance with the highest ethical principles. Our Ethics Code is available on the Investor Relations page of our website at www.cousinsproperties.com. Copies of our Corporate Governance Guidelines, committee charters and Ethics Code are also available upon written request to Cousins Properties Incorporated, 191 Peachtree Street NE, Suite 500, Atlanta, Georgia 30303-1740, Attention: Corporate Secretary.

Any stockholder or interested party who wishes to communicate directly with our Board, or with an individual member of our Board, may do so by writing to Cousins Properties Incorporated Board of Directors, c/o Corporate Secretary, 191 Peachtree Street NE, Suite 500, Atlanta, Georgia 30303-1740. At each regular Board meeting, the Corporate Secretary will present a summary of any communications received since the last meeting (excluding any communications that consist of advertising, solicitations or promotions of a product or service) and will make the communications available to the Directors upon request.
Board Leadership Structure

Since July 2009, we have operated under a board leadership structure where one of our independent Directors, Mr. Glover, has served as the independent Chairman of the Board. We believe this current board leadership structure is best for our Company and our stockholders.

The Chief Executive Officer is responsible for the day-to-day leadership and management of the Company, and the Chairman’s responsibility is to provide oversight, direction and leadership of the Board. As regulatory requirements cause directors to have more significant oversight responsibilities, we believe it is beneficial to have an independent Chairman who is not a member of management leading the Board. By having another Director serve as Chairman, Mr. Gellerstedt is able to focus his energy on his duties as our Chief Executive Officer.

Pursuant to our Corporate Governance Guidelines, the independent Chairman is responsible for:

•	providing leadership to the Board and facilitating communication among the Directors;

•	facilitating the flow of information between our management and Directors on a regular basis;

•	setting Board meeting agendas in consultation with the Chief Executive Officer;

•	serving as an ex-officio member of each Board committee;

•	presiding at Board meetings, Board executive sessions and stockholder meetings; and

•
providing input to the Compensation, Succession, Nominating and Governance Committee in connection with the Chief Executive Officer evaluation process, the Board’s annual self-evaluation, management succession planning and committee composition and leadership.

By clearly delineating the role of the Chairman position in our Corporate Governance Guidelines, we attempt to minimize any duplication of effort between the Chief Executive Officer and the Chairman. We believe this provides strong leadership for our Board, while also positioning our Chief Executive Officer as the leader of the Company in the eyes of our business partners, employees, stockholders and other interested parties.
Board’s Role in Risk Oversight

Our Board is responsible for overseeing our risk management. The Board delegates some of its risk oversight role to the Audit Committee, the Compensation, Succession, Nominating and Governance Committee and the Investment Committee.

•
Under its charter, the Audit Committee is responsible for discussing our financial risk assessment with management, as well as the oversight of our corporate compliance programs and the internal audit function.

•
Under its charter, the Compensation, Succession, Nominating and Governance Committee is responsible for reviewing the Company’s incentive compensation arrangements to confirm that incentive compensation does not encourage excessive risk taking and to periodically consider the relationship between risk management and incentive compensation.

•
Pursuant to its charter, the Investment Committee evaluates and recommends to our Board proposed investments, developments, acquisitions and dispositions, along with reviewing our overall investment strategy and underwriting criteria. Following review and recommendation by the Investment Committee, the Board is required to approve significant investments, developments, acquisitions and dispositions, and the Board and the Investment Committee consider each such transaction in the context of our overall risk profile.

In addition, our full Board regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed, and the Board receives reports on risk management from senior officers of the Company and from the Chairmen of the Audit Committee, the Compensation, Succession, Nominating and Governance Committee and the Investment Committee, as well as from outside advisors. The Board believes that the work undertaken by the Audit Committee, the Compensation, Succession, Nominating and Governance Committee and the Investment Committee, together with the work of the full Board and management, enables the Board to effectively oversee the Company’s risk management function.
Majority Voting for Directors and Director Resignation Policy
In December 2012, we amended our Bylaws and Corporate Governance Guidelines to provide for majority voting in uncontested director elections. Under the majority voting standard, directors are elected by a majority of the votes cast, which means that the number of shares voted for a director must exceed the number of shares voted against that director. Under our Corporate Governance Guidelines, if a Director fails to receive a sufficient number of votes for re-election at an annual meeting, the Director must offer to tender his or her resignation to the Board. The Board will determine whether or not to accept such resignation.
Our Bylaws provide that the Compensation, Succession, Nominating and Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Compensation, Succession, Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. Any Director who tenders his or her resignation in accordance with the Bylaw provision will not participate in the Compensation, Succession, Nominating and Governance Committee’s recommendation or Board action regarding whether to accept such resignation. However, if each member of the Compensation, Succession, Nominating and Governance Committee was not elected at the same election, then the independent directors who were elected will appoint a committee among themselves to consider such resignations and recommend to the Board whether to accept them. However, if the only directors who were elected in the same election constitute three or fewer directors, all directors may participate in the action regarding whether to accept such resignations.
Selection of Nominees for Director
Our Directors take a critical role in guiding our strategic direction and overseeing our management. Our Board has delegated to the Compensation, Succession, Nominating and Governance Committee (referred to in this discussion as the “Nominating Committee”) the responsibility for reviewing and recommending nominees for membership on the Board. Candidates are considered based upon various criteria. Candidates must have integrity, accountability, judgment and perspective. In addition, candidates are chosen based on their leadership and business experience, as well as their ability to contribute toward governance, oversight and strategic decision-making. While we have not adopted a policy regarding diversity of our Board, the Nominating Committee considers the diversity of experience, qualifications, attributes and skills that a potential nominee would bring to the Board in identifying nominees for Director.

The Nominating Committee is responsible for recommending nominees for election to the Board at each Annual Meeting and for identifying one or more candidates to fill any vacancies that may occur on the Board. The Nominating Committee uses a variety of sources in order to identify new candidates. New candidates may be identified through recommendations from independent Directors or members of management, search firms, discussions with other persons who may know of suitable candidates to serve on the Board and stockholder recommendations. Evaluations of prospective candidates typically include a review of the candidate’s background and qualifications by the Nominating Committee, interviews with the Nominating Committee as a whole, one or more members of the Nominating Committee, or one or more other Board members, and discussions of the Nominating Committee and the full Board. The Nominating Committee then recommends candidates to the full Board, with the full Board selecting the candidates to be nominated for election by the stockholders or to be elected by the Board in order to fill a vacancy.

The Nominating Committee will consider Director nominees proposed by stockholders on the same basis as recommendations from other sources. Any stockholder who wishes to recommend a prospective nominee for consideration by the committee may do so by submitting the candidate’s name and qualifications in writing to Cousins Properties Incorporated Compensation, Succession, Nominating and Governance Committee, c/o Corporate Secretary, 191 Peachtree Street NE, Suite 500, Atlanta, Georgia 30303-1740.

Hedging, Pledging and Insider Trading Policy
Our insider trading policy prohibits our employees, officers and directors from hedging their ownership of our stock, including a prohibition on short sales, buying or selling of puts and calls and purchasing our stock on margin. Our insider trading policy also prohibits our employees, officers and directors from purchasing or selling our securities while in possession of material non-public information. None of our executive officers or Directors holds any of our stock subject to pledge.

Sustainability
We have been an advocate and practitioner of energy conservation measures and sustainability initiatives for many years, including the creation in 2008 of a standing task force to advance energy efficiency and sustainability practices in every area of our Company. As a result of these efforts, as of December 31, 2012, our portfolio included 4 LEED-certified buildings and 6 ENERGY STAR-certified buildings, including LEED Gold for the landmark Terminus 200 Building, LEED Gold for our headquarters office space (located at 191 Peachtree) and LEED-CI Gold for the Resolution Fitness Center in the headquarters building. In recognition of our diligence and success in this area, in November 2011, we received an Innovator Award as part of the annual Leader in Light Awards presented by the National Association of Real Estate Investment Trusts (“NAREIT”) in cooperation with the U.S. Environmental Protection Agency’s ENERGY STAR program. These awards are designed to honor NAREIT member companies which have demonstrated superior and sustained energy use practices. We remain committed to integrating energy conservation methods sustainability initiatives within our projects, and in early 2014, we intend to release a sustainability report reflecting our efforts and results.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth, as of February 1, 2013 unless otherwise noted, information regarding the beneficial ownership of our common stock by:

•	our Directors;

•	our Named Executive Officers;

•	the Directors and executive officers as a group; and

•	beneficial owners of more than 5% of our outstanding common stock.

	Number of Shares of Common Stock Beneficially Owned (1)
	Restricted Stock (2)	Shares Held in Retirement Savings Plan	Options Exercisable within 60 Days (3)	Other Shares Beneficially Owned		Percent of Class (4)
Gregg D. Adzema	70,083	—	11,217	7,735		*
Tom G. Charlesworth	—	—	74,871	3,228,401	(5)	3.170%
Michael I. Cohn	20,336	—	5,608	3,868		*
James D. Edwards	—	—	24,000	3,147,312	(6)	3.040%
Lawrence L. Gellerstedt III	270,662	1,665	236,759	148,430	(7)	*
Lillian C. Giornelli	—	—	24,000	3,616,215	(8)	3.490%
S. Taylor Glover	—	—	37,182	366,072	(9)	*
James H. Hance, Jr.	—	—	37,182	68,163		*
Robert M. Jackson	—	—	68,408	8,383	(10)	*
Craig B. Jones	—	11,457	341,251	109,764	(11)	*
John S. McColl	34,306	14,338	150,198	65,429	(12)	*
William Porter Payne	—	—	53,893	106,456	(13)	*
R. Dary Stone	—	3,339	42,309	162,863		*
Total for all Directors and executive officers as a group (16 persons)	447,658	36,897	1,209,807	4,812,900	(14)	6.25%

Thomas G. Cousins (15)	—	—	—	12,423,584		11.940%
The Vanguard Group (16)	—	—	—	11,851,585		11.380%
T. Rowe Price Associates, Inc. (17)	—	—	—	8,618,446		8.200%
Morgan Stanley (18)	—	—	—	8,478,965		8.100%
BlackRock, Inc. (19)	—	—	—	8,407,709		8.080%
Fidelity (20)	—	—	—	5,338,163		5.127%
____________

*	Less than 1% individually
(1)
Based on information furnished by the individuals named in the table, includes shares for which the named person has sole voting or investment power or shared voting or investment power with his or her spouse. Under SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she has no beneficial economic interest. Except as stated in the notes below, the persons indicated possessed sole voting and investment power with respect to all shares set forth opposite their names.

(2)
Represents shares of restricted stock awarded to certain executive officers and Directors. The executive officers and Directors have the right to direct the voting of the shares of restricted stock reflected in the table.

(3)	Represents shares that may be acquired through stock options exercisable through April 1, 2013.
(4)
Based on 104,182,579 shares of common stock issued and outstanding as of February 1, 2013. Assumes that all options owned by the named individual and exercisable within 60 days are exercised. The total number of shares outstanding used in calculating this percentage also assumes that none of the options owned by other named individuals are exercised.

(5)	Includes 3,118,237 shares owned by CF Foundation, of which Mr. Charlesworth is one of five board members of CF Foundation who share voting and investment power.
(6)	Includes 3,118,237 shares owned by CF Foundation, of which Mr. Edwards is one of five board members of CF Foundation who share voting and investment power.
(7)
Excludes 1,500 shares owned in trusts for the benefit of Mr. Gellerstedt’s children, of which his wife is the trustee and has sole voting and investment power, and 50 shares owned by Mr. Gellerstedt’s wife, as to which Mrs. Gellerstedt has sole voting power, and for which Mr. Gellerstedt disclaims beneficial ownership.

(8)
Includes 932 shares owned by Ms. Giornelli and her spouse, as to which Ms. Giornelli shares voting and investment power, and 60,736 shares held by Ms. Giornelli as custodian for her children. Also includes 111,496 shares owned by Nonami Foundation, Inc., of which Ms. Giornelli and her husband, as the sole trustees, share voting and investment power, and 3,118,237 shares owned by CF Foundation, of which Ms. Giornelli is one of five board members of CF Foundation who share voting and investment power. Excludes 715,938 shares owned by The Cousins Foundation, of which Ms. Giornelli is one of four trustees who share voting and investment power.

(9)
Includes 5,565 shares owned by STG Partners, LP, as to which Mr. Glover and his wife, as general partners, share voting and investment power. Does not include 5,565 shares owned by Mr. Glover’s wife, as to which Mrs. Glover has sole voting power, and for which Mr. Glover disclaims beneficial ownership.

(10)	Includes 8,383 shares owned jointly by Mr. Jackson and his spouse, as to which Mr. Jackson shares voting and investment power.
(11)	Includes 1,625 shares owned in trust for the benefit of Mr. Jones’ sons, for which Mr. Jones disclaims beneficial ownership.
(12)	Includes 56,207 shares owned jointly by Mr. McColl and his spouse, as to which Mr. McColl shares voting and investment power.
(13)	Excludes 2,001 shares held by the Estate of John F. Beard, for which Mr. Payne’s wife is executrix and as to which Mr. Payne disclaims beneficial ownership.
(14)
Includes 3,300,820 shares as to which Directors and executive officers share voting and investment power with others. Eliminates duplications in the reported number of shares arising from the fact that Mr. Charlesworth, Mr. Edwards and Ms. Giornelli share in the voting and investment power of the 3,118,237 shares owned by CF Foundation. Does not include 9,566 shares owned by spouses and other affiliates of Directors and executive officers, as to which they disclaim beneficial ownership.

(15)
Includes 3,864,983 shares as to which Mr. Cousins shares voting and investment power. 3,118,237 of these shares are owned by CF Foundation, of which Mr. Cousins is one of five board members of CF Foundation who share voting and investment power. The address for Mr. Cousins is 3445 Peachtree Road NE, Suite 175, Atlanta, Georgia 30326.

(16)
According to a Schedule 13G/A filed with the SEC on February 11, 2013, The Vanguard Group (“Vanguard”), an investment adviser, has sole voting power with respect to 296,132 shares of our common stock, shared voting power with respect to 79,586 shares of our common stock, sole dispositive power with respect to 11,605,041 shares of our common stock and shared dispositive power with respect to 246,544 shares of our common stock. According to the Schedule 13G/A, Vanguard beneficially owned 11.38% of our common stock as of December 31, 2012. The business address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. In addition, inclusive within such shares, and according to a Schedule 13G filed with the SEC on January 30, 2013, an affiliate of Vanguard, Vanguard Specialized Funds – Vanguard REIT Index Fund (“Vanguard REIT”), an investment company, has sole voting power with respect to 6,207,926 shares of our common stock. According to the Schedule 13G, Vanguard REIT beneficially owned 5.96% of our common stock as of December 31, 2012. The business address of Vanguard REIT is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(17)
According to a Schedule 13G/A filed with the SEC on February 8, 2013, T. Rowe Price Associates, Inc. (“Price Associates”), an investment adviser, has sole voting power with respect to 1,267,429 shares of our common stock and sole dispositive power with respect to 8,618,446 shares of our common stock. According to the Schedule 13G/A, Price Associates beneficially owned 8.2% of our common stock as of December 31, 2012. These securities are owned by various individual and institutional investors, which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The business address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(18)
According to a Schedule 13G/A filed with the SEC on February 13, 2013, Morgan Stanley, a parent holding company or control person, and Morgan Stanley Investment Management Inc., an investment adviser, had sole voting power with respect to 6,482,349 shares of our common stock and sole dispositive power with respect to 8,478,965 shares of our common stock. According to the Schedule 13G/A, the securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., which is a wholly-owned subsidiary of Morgan Stanley. According to the Schedule 13G/A, Morgan Stanley beneficially owned 8.1% of our common stock as of December 31, 2012. The business address for Morgan Stanley is 1585 Broadway, New York, New York 10036, and the business address for Morgan Stanley Investment Management Inc. is 522 Fifth Avenue, New York, New York 10036.

(19)
According to a Schedule 13G/A filed with the SEC on February 1, 2013, BlackRock, Inc. (“BlackRock”), a parent holding company or control person, has sole voting and dispositive power with respect to 8,407,709 shares of our common stock. According to the Schedule 13G/A, BlackRock beneficially owned 8.08% of our common stock as of December 31, 2012. The business address of BlackRock is 40 East 52nd Street, New York, New York 10022.

(20)
According to a Schedule 13G filed with the SEC on February 14, 2013, FMR LLC (“Fidelity”), the parent company of Fidelity Management & Research Company and Edward C. Johnson 3d, Chairman of Fidelity, had sole voting power with respect to 850,130 shares of our common stock and sole dispositive power with respect to 5,338,163 shares of our common stock. According to the Schedule 13G, Fidelity beneficially owned 5.127% of our common stock as of December 31, 2012. The business address for Fidelity is 82 Devonshire Street, Boston, Massachusetts 02109.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Introduction
The Compensation, Succession, Nominating and Governance Committee of our Board of Directors (also referred to in this section as the “Compensation Committee”) is responsible for establishing the underlying policies and principles of our compensation program. This Compensation Discussion and Analysis section describes our executive compensation programs for 2012 and some changes we have implemented for 2013. It also describes how and why the Committee made its decisions regarding 2012 compensation for our Named Executive Officers detailed in the tables that follow. Our NEOs for 2012 are:

•	Lawrence L. Gellerstedt III – President and Chief Executive Officer;

•	Gregg D. Adzema – Executive Vice President and Chief Financial Officer;

•	Craig B. Jones – our former Executive Vice President, who retired as of December 31, 2012;

•	John S. McColl – Executive Vice President;

•	Michael I. Cohn – Executive Vice President; and

•	Robert M. Jackson – our former Senior Vice President, General Counsel and Corporate Secretary, who retired as of September 30, 2012.
Executive Summary
Overview of 2012 Business Performance
We had a productive 2012, with our “Funds from Operations” (or “FFO”)1 and our same property net operating income each increasing in 2012 compared to 2011. We made progress in 2012 with executing our strategy of producing returns through the acquisition, development and management of trophy office and retail assets in the Sunbelt region, with particular focus on Georgia, Texas and North Carolina. In implementing this strategy, we had goals for 2012 that included simplifying our business through the sale of non-core assets, leasing vacant space and investing in opportunistic acquisitions and development projects within our core markets. We were successful in meeting these goals.
Total Stockholder Return in 2012
Our stock performed well in 2012, with our stock realizing a 33% total return for the year. Our stock performance in 2012 exceeded both the SNL US REIT Office index and the FTSE NAREIT equity index in 2012, as depicted in the table below.
_____________________________________________________
1 For the definition of FFO, please see pages 31-32 of our Annual Report on Form 10-K for the year ended December 31, 2012 that forms part of our 2012 Annual Report and is also available at www.sec.gov or on the Investor Relations page of our website at www.cousinsproperties.com.

Sale of Non-core Assets
During 2012, we sold $401.2 million in non-core assets. This amount included the sale of three retail lifestyle centers, two of which were in Atlanta, Georgia and one of which was in Memphis, Tennessee. We also sold our interests in five office properties. Two of these office properties were purchased initially for their location and land value for which development opportunities never materialized. Three of these office properties were sold out of joint ventures for strategic reasons or pursuant to buy-out provisions within the joint venture agreements. We also sold the majority of our interests in CL Realty LLC and Temco Associates, two joint ventures formed for residential lot and land development, to our partner. We reduced our holdings of commercial land as well by selling 98 acres in 2012. In addition to these real estate asset sales, we sold our third party management and leasing business.
The results of the 2012 sales activities are significant. The percentage of net operating income generated by retail projects decreased from 30% for the fourth quarter of 2011 to 16% for the fourth quarter of 2012. Square footage of operating properties owned and operated in Georgia decreased from 7.7 million as of December 31, 2011 to 6.5 million as of December 31, 2012. The remaining office assets in Georgia are primarily held in three strategic submarkets: Buckhead, Midtown and Downtown, while most of the remaining retail assets in Georgia are owned in joint ventures in which we own only a small interest. In addition, we decreased our share of the carrying amount of commercial and residential land from $115.9 million at December 31, 2011 to $59.3 million at December 31, 2012 and land as a percentage of our total assets decreased from 9.4% as of December 31, 2011 to 5.3% as of December 31, 2012.
These non-core asset sales also allowed us to end 2012 with no amount outstanding under our unsecured Credit Facility and with $176.9 million of cash on our balance sheet. While dilutive in the short term, this financial position provides us with significant capacity to invest in our core markets, as demonstrated by the transactions which closed subsequent to year end and resulted in our increased investment in Terminus 200 in Atlanta, Georgia, and the acquisition of Post Oak Central in Houston, Texas, reflecting a net investment of approximately $206 million (after providing credit for a new mortgage loan on Terminus 200). We have also exited the residential lot development business, the third party management and leasing business, the condominium development business and the industrial development business, thereby allowing us to eliminate the costs associated with managing and operating these operations and allowing us to focus our efforts on our core businesses.
Leasing Activity
In 2012, we leased or renewed 724,000 square feet of office space. As a result of this activity, the same property office portfolio increased from 89% leased at December 31, 2011 to 91% leased at December 31, 2012. This improvement is attributable primarily to activity at 191 Peachtree, where 102,000 square feet of net new leasing has taken this building from 82% leased at the beginning of the year to 87% leased at year end. Also, outside of the same property portfolio, Promenade, which was acquired in the fourth quarter of 2011, improved from 63% leased at the beginning of the year to 73% leased at year end.
Our retail portfolio also improved during the year as we leased or renewed 445,000 square feet of retail space. The same property retail portfolio increased from 88% leased at the beginning of the year to 90% leased at year end. This increase was driven by leasing activity at The Avenue Forsyth, which sold in the fourth quarter. We increased the percentage leased at The Avenue Forsyth from 89% at the beginning of the year to 93% at the time of sale, which resulted in a more favorable valuation of this asset upon sale. Some of this square footage leased also occurred at Tiffany Springs Marketcenter, where the leasing percentage increased from 83% to 87% during the year.
The long term prospects for our markets remain strong. Each of our markets is projecting job growth over the next five years higher than the national average with the Texas markets projected to be the strongest. Current unemployment in the Atlanta and Charlotte markets is higher than the national average, but all other markets are lower than the nation overall. Office absorption was positive in each market with Houston being the strongest. Rental rates have been stable over the past year - within our portfolio, the highest net rents are in Austin and the lowest are in the North Fulton sub-market of Atlanta.
With respect to retail, overall Black Friday sales trends were positive, showing a 13% increase in spending. Consumer confidence reached a four and a half year high in November. Comparable same store sales at our retail properties were up 0.8% for the year, which is consistent with national trends. While our retail portfolio is smaller than at the beginning of 2012, we believe there is positive momentum for maintaining and increasing revenues from these remaining properties.
Opportunistic Investments
Our investment strategy is to purchase trophy office assets or locate opportunistic development or re-development properties in our core markets to which we can add value through relationships, capital or market expertise. During 2012, we purchased one well-located property in Dallas, Texas with upside potential, completed two development projects and created a future development pipeline. After year-end, we added a trophy property in Houston, Texas to our portfolio.
In the third quarter of 2012, we purchased 2100 Ross Avenue, an 844,000 square foot, Class A office building in the Arts District of Dallas, Texas. We purchased this property for $70 per square foot which represents an amount that is below our estimate of replacement cost. The property was acquired at a price that provides an attractive immediate return on investment; and at 65% leased, provides the opportunity for us to increase our returns as vacant space is leased.
In the second half of 2012, we began operations at Emory Point, a mixed use development adjacent to Emory University and the Centers for Disease Control in Atlanta, Georgia. The project contains 80,000 square feet of retail and 443 apartment units. The retail portion was 82% leased and the apartment portion was 30% leased at year end. We are in the pre-development stage for a second phase of Emory Point.
We also began operations at Mahan Village, a 147,000 square foot shopping center anchored by Publix and Academy Sports in Tallahassee, Florida. This property was 88% leased at year end. This opportunity was sourced through a relationship where we stepped into the place of the original developer. With the opening of Mahan Village, our retail portfolio now contains five Publix-anchored shopping centers.
Subsequent to year end, we consummated a series of transactions that resulted in the purchase of a trophy asset in the Galleria submarket of Houston, Texas, and the contribution of our interests in the assets at our Terminus project into a 50-50 joint venture. We first purchased the interest of our joint venture partner in Terminus 200, then contributed Terminus 100 and Terminus 200 to the new joint venture with JP Morgan. In addition, we purchased Post Oak Central, a 1.3 million square foot Class A office complex in Houston, from an affiliate of JP Morgan. Post Oak Central was 92% leased upon closing of the transaction and provides us with a high quality asset with significant redevelopment potential in a desirable Houston sub-market, thereby increasing our exposure to the Texas market. These transactions reflect a net investment by us of approximately $206 million (after providing credit for a new mortgage loan on Terminus 200).
Summary of Key Compensation Decisions for 2012
The Compensation Committee made the following key decisions with respect to 2012 compensation for our NEOs:

•	The base salary for Mr. Gellerstedt remained the same. Base salary increases were approved for Messrs. Adzema, Cohn, Jackson and McColl. Mr. Jones’s base salary was decreased.

•
Annual cash incentive awards were earned by our NEOs generally at target, based on company achievement of performance goals relating to FFO, gross square footage leased, capital recycling and general and administrative cost control.

•
Long-term equity awards were granted to our NEOs using a mix of 60% performance conditioned restricted stock units (“RSUs”) and 40% time vested restricted stock. The performance conditioned RSUs are earned only upon meeting performance goals relating to total stockholder return (relative to the SNL US REIT Office Index) and/or FFO over a three-year period. The time vested restricted stock vests over a three-year service requirement.

•
Mr. Gellerstedt was granted a special equity award in 2012. The Committee structured the award to promote our retention and succession planning objectives and to solidify and retain effective leadership needed during the cyclical commercial real estate markets, as well as to further align Mr. Gellerstedt’s interests with long-term stockholder interests. The Committee structured the special equity award as follows: (1) 60% of the total target award is in the form of performance conditioned RSUs that vest after five years and provide that the amount earned, if any, is based upon the achievement of TSR performance metrics for three-, four- and five-year performance periods beginning January 1, 2012 and a five-year service vesting requirement. Therefore, even if the performance conditioned RSUs are earned, there is no payout of this portion of the award until 2017; and (2) 40% of the total target award is in the form of restricted stock that vests ratably over a three-year service requirement.

Compensation and Governance Practices
We believe that our compensation program encourages executive decision-making that is aligned with the long-term interests of our stockholders by tying a significant portion of pay to Company performance over a multi-year period. Below we highlight our compensation and governance practices that support these principles.

What We Do

•
Mitigate Undue Risk: We provide a balanced mix of cash and equity based compensation, including annual and long-term incentives which have performance metrics that we believe mitigate against excessive risk-taking by our management.

•
Significant Portion of Equity Awards are Performance Based: In 2012, 60% of the equity awards granted to our executive officers are performance based and require that we achieve performance goals relating to FFO or TSR over a three-year period for the awards to vest. Similarly, the special equity award granted to Larry Gellerstedt in 2012 is also 60% performance based and requires that we achieve performance goals relating to TSR over three-, four- and five-year periods for this portion of the award to vest.

•
Incentive Cash Awards are Based on Achievement of Performance Goals, but Provide for Compensation Committee Discretion: Over the last five years (2008 to 2012), payouts under our cash incentive plan have averaged 77% of target. The Compensation Committee sets performance goals under our annual incentive cash award plan that it believes are reasonable in light of past performance and current market conditions. Our plan permits the Compensation Committee to exercise discretion in making final cash incentive award determinations so as to take into account changing market conditions, allowing our executive officers to focus on the long-term health of our Company rather than an “all or nothing” approach to achieving short-term goals.

•
Cap on Incentive Awards: In 2012, we adopted a policy establishing a maximum payout of the incentive cash award that can be earned by each of the executive officers under the annual incentive cash award plan for any year at 150% of the target cash award approved by the Committee for the year. Under our LTI program, our performance conditioned RSUs are capped at 200% of target.

•
Clawback Policy: We have adopted a recoupment or “clawback” policy pursuant to which we may seek to recover incentive-based compensation from any current or former executive officer who received incentive-based compensation during the three-year period preceding the date on which we are required to restate any previously issued financial statements due to material noncompliance with any financial reporting requirement under federal securities laws.

•
Double Trigger Change in Control Agreements: We have entered into change in control agreements with our executive officers to ensure that the executives are focused on the interests of our stockholders in the event of a potential strategic acquisition, merger or disposition. The agreements require a “double trigger,” both a change in control and a termination of employment, for the payout of benefits.

•
No Future Tax-Gross Up Provisions in Change in Control Agreements: With the exception of Mr. Gellerstedt, who entered into his agreement in 2007, our change in control agreements with our executive officers do not include tax gross-up provisions. We have committed that we will not in the future enter into a new agreement, or materially amend any existing agreement, that includes a tax gross-up provision.

•
No Conflict of Interest with Compensation Consultant: The Compensation Committee engages an independent compensation consulting firm to provide advice regarding executive compensation. The Committee concluded that that the work of the consultant in 2012 did not raise any conflict of interest.

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Strong Share Ownership Guidelines: We have strong stock ownership guidelines for our executive officers and Directors, including a target ownership of four times annual base salary for our Chief Executive Officer.

•
Holding Period on Restricted Stock Awards: We have adopted a policy requiring our executive officers to hold restricted stock for a significant period of time following vesting. In 2012, we increased the holding period from eight to 24 months.

•	Majority Voting for Director Elections: In 2012, we amended our Bylaws to provide for majority voting in uncontested director elections.
What We Don’t Do

•	No Employment Agreements: We do not have employment agreements with any of our executive officers. All of executive officers are employed “at-will”.

•	No Perquisites: We do not provide any perquisites to our executive officers other than reimbursement of relocation expenses.

•
No Pension Plans, Deferred Compensation Plans or Supplemental Executive Retirement Plans: We do not provide any defined benefit pension plans, deferred compensation plans or supplemental executive retirement plans to our executive officers. Our executive officers are eligible to participate in our 401(k) plan on the same basis as all of our employees.

•
No Dividend Equivalent Units on Unearned Performance Awards: No dividend equivalent units (“DEUs”) are paid on performance conditioned RSUs during the performance period. DEUs are paid only if the performance conditioned RSUs are earned.

•
No Hedging and Pledging of Company Stock: Our insider trading policy prohibits our directors and executive officers from engaging in any short sales with respect to our stock or buying or selling puts or calls with respect to our stock. We also prohibit our directors and executive officers from purchasing our stock on margin. None of our directors or executive officers holds any of our stock subject to pledge.

Say on Pay Results and 2012 Investor Outreach Program
At our 2012 annual meeting, stockholders approved our say on pay vote with approximately 60% of votes cast, as compared to 94% of votes cast at our 2011 annual meeting. In response to the results of the 2012 say on pay vote, we undertook a comprehensive outreach program to engage with our major stockholders and discuss our compensation program. We requested conferences with investors representing more than 62% of our outstanding common stock, and we were able to conduct substantive discussions with investors representing approximately 48% of our outstanding common stock. These percentages exclude beneficial ownership of our common stock held by insiders as of September 30, 2012; as detailed on page 19, approximately 18% of our outstanding common stock was beneficially owned by insiders as of February 1, 2013 (“insiders” are comprised of our Directors, executive officers and Thomas G. Cousins and related entities).
Investors consistently expressed the view that overall pay levels were appropriate and supported the continued use of performance metrics in our long-term incentive awards, especially TSR. Some investors indicated an interest in the Company modifying the components of the annual cash incentive awards to reflect same property performance. We discussed with investors the existing tax-gross up provision in our CEO’s change in control agreement, and noted to the investors that no other NEO has a tax gross-up and that we have committed not to enter into future tax gross-ups. Investors generally indicated that they did not view the existing gross-up as a significant concern, given the limitation of the gross-up to the CEO’s agreement and our commitment not to enter into future tax gross-ups.
Investors consistently supported the historical use of discretion by the Compensation Committee in determining the ultimate incentive cash award and long-term incentive awards earned by our executive officers, but did suggest adopting a cap on the maximum payout under the incentive cash award plan. Investors raised questions about the composition of the “custom cut” peer group disclosed in the 2012 proxy statement.
As a result of the feedback from our investors, the Compensation Committee analyzed our compensation structure, including the “custom cut” peer group, short-term incentive limits, long-term incentive performance metrics and equity retention requirements. The Compensation Committee adopted certain changes to our compensation program as a result of the outreach program.

•
In reviewing past compensation decisions, the Compensation Committee confirmed that, although it solicited market data from the compensation consultant that included a “custom cut” peer group, the actual compensation decisions made by the Committee were based on the NAREIT and Mercer market data. Accordingly, the Committee affirmed its prior decision that the use of a “custom cut” peer group for compensation decisions is not currently relevant.

•
The Compensation Committee approved goals for the 2013 annual cash incentive awards that reflect the sensitivity of same property performance, adding a component which targets an increase in same property net operating income.

•
The Compensation Committee adopted a policy of limiting incentive cash awards to not more than 150% of target. Awards will continue to be initially calculated based on performance against pre-established goals, with the Compensation Committee exercising its discretion to determine the final payout.

•
The Compensation Committee will continue to make a significant portion of the long-term equity incentive awards subject to the achievement of performance goals, including TSR. See the Evolution of Composition of Equity Awards on page 35.

We believe our compensation programs are effectively designed, are in alignment with the interests of our stockholders and are instrumental in achieving our business strategy. The Compensation Committee will continue to consider stockholder concerns and feedback in the future.
Compensation Philosophy and Competitive Positioning
The success of our business strategy depends significantly on the performance of our executives, requiring a more diverse skill set than if we were a passive real estate investor, allowing us to underwrite and execute on development and other investment opportunities. In assessing the compensation of our executives, including our NEOs, we consider strategies designed to attract and retain talented executives in a competitive and dynamic real estate marketplace. While keeping in mind our accountability to our stockholders, we aim to reward executives commensurate with Company and individual performance.
Our compensation philosophy has a foundation in two key principles:

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To position our NEOs’ cash and equity-based compensation to be within a competitive range (e.g., +/-15%) of the average compensation paid by the 50th percentile of certain relevant labor markets (described below under “Market Data”) for similarly situated positions; and

•	To provide a meaningful portion of total compensation via equity-based awards, including awards that are earned only if certain future Company performance measures are satisfied.
Providing compensation levels within a competitive range of the 50th percentile allows us to be competitive in finding and retaining the top talent we need to execute our business strategy. Based on an analysis prepared in November 2012 by the independent compensation consultant, the 2012 target total direct compensation for our NEOs (calculated as base salary plus actual annual incentive cash awards plus grant date target value of long-term incentive awards, but excluding the special equity award to Mr. Gellerstedt) was generally at the 50th percentile. For Mr. Gellerstedt, when including the annualized grant date target value of the special equity award, his 2012 target total direct compensation was slightly above the competitive range, and when excluding the annualized grant date target value of the special equity award, his 2012 target total direct compensation was slightly below the competitive range.
Market Data
The Compensation Committee evaluates NEO compensation by reviewing available competitive data, representing organizations of varying sizes (measured by market capitalization) and varying operating strategies. For purposes of making decisions regarding 2012 compensation, the Compensation Committee engaged Towers Watson to compile data from two sources: (1) the 2011 National Association of Real Estate Investment Trusts (“NAREIT”) survey and (2) the 2011 Mercer Real Estate Survey. We do not have input regarding the companies included in the NAREIT or Mercer surveys. The data was presented to the Compensation Committee at its meeting on December 5, 2011.
The NAREIT survey collects compensation information for executive and non-executive positions exclusively for REITs. The NAREIT survey is used to provide the Compensation Committee with a broad view of the competitive labor market. While the Compensation Committee has historically reviewed multiple “cuts” of the NAREIT survey data, it has determined that the total sample of participating REITs (i.e., 109 companies in the 2011 survey) presents the most comprehensive and reliable perspective of the competitive market.
The Compensation Committee also uses a survey conducted by Mercer Consulting, which includes data on 25 organizations in the real estate development industry. The Mercer survey includes companies that are not REITs, as well as privately held companies.
The Compensation Committee considered data from each survey for decisions regarding 2012 compensation of our NEOs, but the primary data reference was the total sample of all companies in the NAREIT survey for Messrs. Gellerstedt, Adzema, Jackson and Jones and the Mercer survey for Messrs. Cohn and McColl.
In reviewing past compensation decisions, the Compensation Committee confirmed that, although it solicited market data from the compensation consultant that included a “custom cut” peer group, the actual compensation decisions made by the Committee were based on the NAREIT and Mercer market data. Accordingly, the Committee affirmed its prior decision that the use of a “custom cut” peer group for compensation decisions is not currently relevant.

Role of Management and Compensation Consultants
The Compensation Committee evaluates Company and individual performance when making compensation decisions with respect to our NEOs. In making decisions regarding NEO compensation, the Compensation Committee considers recommendations from our CEO with respect to the performance and contributions of each of the other NEOs, but retains the right to act in its sole and absolute discretion. Representatives of Towers Watson, the Compensation Committee’s independent compensation consultant, will from time to time attend Compensation Committee meetings and provide guidance regarding interpreting the competitive compensation data and trends in the marketplace. For a discussion about Towers Watson and the Committee’s conflict of interest assessment, see “Committees of the Board of Directors ― Compensation, Succession, Nominating and Governance Committee” on page 14.

Components of Compensation

The total compensation opportunity for our NEOs in 2012 incorporated three primary components: base salary, annual incentive cash award and a long-term incentive (or “LTI”) equity award. The 2012 compensation opportunity for Mr. Gellerstedt also included a special equity award. We have continued to enhance our compensation practices to further strengthen the alignment between pay and performance. As discussed in detail below, the performance conditioned components of our long-term incentive compensation program have increased over the last few years, with particular emphasis on the portion of the equity awards including a TSR performance goal. To maximize alignment with shareholder interests, we tie a significant portion of our executives’ compensation (other than base salary) to our actual performance by delivering it in the form of long-term, equity-based compensation. For our CEO, the mix of total direct compensation for 2012 (including the 2012 special equity award) is illustrated by the following chart:

Base Salary
The Compensation Committee makes base salary decisions based on the individual’s scope of responsibilities, experience, qualifications, individual performance and contributions to the Company, as well as an analysis of the market data discussed previously. The Compensation Committee reviewed base salaries of our NEOs at its meeting on December 5, 2011. Mr. Gellerstedt’s base salary was not increased for 2012. The Compensation Committee increased the base salaries for Messrs. Adzema, McColl, Cohn and Jackson in line with market data. The Compensation Committee also determined that the base salary of Mr. Jones should be decreased to reflect his new role and reduced responsibilities.

The annual base salaries of our NEOs for 2011 and 2012 were as follows:

	2011 Base Salary	2012 Base Salary	% Increase
Lawrence L. Gellerstedt III.	$600,000	$600,000	0.00%
Gregg D. Adzema.	$350,000	$375,000	7.11%
Craig B. Jones	$357,000	$301,000	(15.670)%
John S. McColl	$325,000	$333,125	2.50%
Michael I. Cohn	$325,000	$333,125	2.50%
Robert M. Jackson	$306,000	$313,650	2.50%

Annual Incentive Cash Award
Our NEOs have an opportunity to earn an annual incentive cash award designed to reward annual corporate performance. Each year the Compensation Committee establishes a target annual incentive cash award opportunity for each of our NEOs following a review of their individual scope of responsibilities, experience, qualifications, individual performance and contributions to the Company, as well as an analysis of the market data discussed previously. The targeted annual incentive cash award opportunity and the performance goals set by the Compensation Committee (discussed below) are communicated to the NEOs at the beginning of each year.
In determining the actual annual incentive cash award paid to an executive officer, the Compensation Committee initially considers performance against the pre-established performance goals. The Compensation Committee, in exercising its judgment and discretion to adjust an award up or down, then considers all facts and circumstances when evaluating performance, including changing market conditions and broad corporate strategic initiatives, along with overall responsibilities and contributions of the executives, in making final award determinations. During the period from 2008 to 2012, the Compensation Committee determined to grant annual cash incentive awards as follows:

2012 Target Opportunity
The Compensation Committee established target annual incentive cash awards for our NEOs for 2012 at its meeting on December 5, 2011. As compared to 2011, no adjustment was made to the targeted percentage of base salary for Messrs. Gellerstedt, McColl, Cohn and Jackson. In the case of Mr. Adzema, the Compensation Committee increased his targeted percentage of base salary from 75% in 2011 to 85% in 2012, to be more competitive with the market data and to reflect his contributions to the Company. For Mr. Jones, the Compensation Committee reduced his targeted percentage of base salary from 90% in 2011 to 70% in 2012 to reflect his new role and reduced responsibilities.

2012 Performance Goals
The Compensation Committee, at its February 13, 2012 meeting, approved performance goals for the 2012 annual incentive cash award following a review of our annual business plan and budget for the year. The Compensation Committee assigned each goal a weight of relative importance. The annual incentive cash award performance goals for 2012 were as follows:

1.
Funds from Operations. The Compensation Committee believes that FFO is an appropriate measure of corporate performance when it is properly adjusted for activities related to our investment and capital recycling strategies. The FFO goal for 2012 was $47,600,000, weighted at 30% of the overall goals.

2.
Gross Square Footage Leased. We believe one of our core competencies is to lease property. We expect each of our properties to achieve near capacity occupancy after a pro forma lease-up period following completion of construction or acquisition. For 2012, the Compensation Committee established a goal for us to lease 1,025,000 square feet across our office and retail portfolio, weighted at 30% of the overall goals. The leasing goal for 2012 took into account overall market conditions.

3.
Capital Recycling. One of our key strategies for 2012 was to recycle capital, selling certain non-core operating assets along with residential and commercial land, and making new investments, both developments and acquisitions. Consistent with this strategy, the Compensation Committee established a goal for 2012 that the Company recycle $628,800,000 of capital through asset sales of $288,800,000 and new investments of $340,000,000. The capital recycling goal was weighted at 30% of the overall goals.

4.
General & Administrative Cost Control. Another key strategy for 2012 was cost control. The Compensation Committee established a goal for general and administrative costs to be limited to $24,850,000, which represented a $500,000 savings versus the amount budgeted for these costs in 2012. The cost control goal was weighted at 10% of the overall goals.

The Compensation Committee believes that the performance goals and the weighting of each performance goal for the 2012 annual incentive cash awards were aggressive and appropriate given our business strategy, historic performance and the current real estate market. The Compensation Committee retains the discretion to make adjustments in determining our performance against the goals to the extent it believes the adjustment is appropriate and in the best interests of the Company.
2012 Performance Against Goals
The Compensation Committee, at its meeting on January 30, 2013, evaluated the Company’s actual performance against the 2012 goals and determined that we had achieved 100% of the overall goals, on a weighted basis, as more particularly described below:

1.
Funds from Operations. The Compensation Committee determined that we achieved adjusted FFO of $54,977,000 for 2012, or 115% of our FFO goal. In reviewing our performance, the Compensation Committee exercised its discretion to adjust FFO by excluding $4,054,000 in gains realized in 2012 for the sale of assets in our residential and commercial land portfolio for which impairment losses were recorded in the fourth quarter of 2011. The Committee made this adjustment in recognition that these impairment charges were attributable to decisions made over a long period of time and, to the extent applicable, the result of a change in investment strategy approved by our Board of Directors. The Committee also exercised its discretion to exclude $7,400,000 in gains realized from the sale of the Third Party Client Services business. The Committee determined that when it evaluates performance against future FFO goals, any further gains ultimately realized on the sale of the impaired assets or on the sale of the Third Party Client Services business will be excluded from FFO.

2.	Gross Square Footage Leased. The Compensation Committee determined that we achieved 109% of our leasing goal for 2012, with over 1,120,000 square feet leased during 2012 (excluding temporary tenants).

3.
Capital Recycling. The Compensation Committee determined that we had achieved 75% of our overall capital recycling goal for 2012. We achieved 131% of the disposition component of this goal (realizing gross proceeds of approximately $314,000,000 from the sale of operating properties, approximately $58,000,000 from sales of land assets, and $5,400,000 from the disposition of our interest in Verde), and 27% of the investment component of this goal (making $91,800,000 of new investments).

4.
General & Administrative Cost Control. We had $25,200,000 in general and administrative costs in 2012, which was significantly below our 2012 budget, even after including approximately $2,000,000 in separation and retirement costs. The Compensation Committee determined that this represented an achievement of 99% of our cost control goal.

Our actual performance against the 2012 goals are also reflected in the chart below:

	2012 Target	Target	2012	Actual % of
	% of Base Salary	Opportunity	Actual Award	Target Opportunity
Lawrence L. Gellerstedt III	125%	$750,000	$750,000	100%
Gregg D. Adzema	85%	$318,750	$318,750	100%
Craig B. Jones (1)	70%	$210,700	$210,700	100%
John S. McColl	85%	$283,156	$283,156	100%
Michael I. Cohn	80%	$266,500	$266,500	100%
Robert M. Jackson (2)	70%	$219,555	$148,200	67.5%

(1)	Although Mr. Jones retired effective December 31, 2012, he remained eligible for a full annual incentive cash award.
(2)    Pursuant to Mr. Jackson’s retirement agreement, we paid him a pro rata award on his retirement date.
2013 Performance Goals
The Compensation Committee, at its February 11, 2013 meeting, approved performance goals for the 2013 annual incentive cash award following a review of our annual business plan and budget for the year. In light of the success of our capital recycling program, including the significant dispositions of non-core assets and the addition of operating properties to our asset portfolio, the Compensation Committee determined to adjust the annual incentive cash award performance goal components to remove the capital recycling and G&A cost control components, to modify the FFO component to be per share (instead of in the aggregate) and to add an increase in same property net operating income and new investments (previously part of the capital recycling component) as new components. The Compensation Committee assigned each goal component a weight of relative importance. The Compensation Committee considers the 2013 target amounts for each component to be aggressive and appropriate given our business strategy, historic performance and the current real estate market. The annual incentive cash award performance goal components and relative weighting for 2013 are as follows:

Long-Term Incentive Equity Awards
Our LTI program is intended to provide incentives to our executives for the creation of value and the corresponding growth of our stock price over time. The ultimate goal of equity-based compensation is to encourage our executive officers to act as equity owners. We believe equity-based compensation plays an essential role in retaining and motivating our NEOs by providing incentives that are linked to our long-term success and increasing stockholder value. The Compensation Committee believes that our equity-based long-term compensation program should provide an appropriate balance between performance incentive and retention awards.
For more information, see “Evolution of Composition of Equity Awards” on page 35.
2012 LTI Awards
In 2012, the Compensation Committee granted time vested restricted stock (40% of the overall award) and performance conditioned RSUs (60% of the overall award) to the NEOs under our LTI program.
The Compensation Committee, at its January 30, 2012 meeting, granted LTI awards (the “2012 LTI Awards”) to each of our NEOs with a target grant date dollar value determined following a review of the individual’s scope of responsibilities, experience, qualifications, individual performance and contributions to the Company, as well as an analysis of the market data discussed previously. The Compensation Committee utilizes a dollar amount as the target value of each NEO’s LTI award, rather than a number of shares or RSUs, so as to mitigate the impact of stock price volatility and permit our equity-based compensation to be budgeted with greater accuracy. There were no changes to the 2012 target LTI award values for the NEOs, with the exception of Mr. Jones, whose target LTI award was decreased to reflect his new role and reduced responsibilities.
The 2012 LTI Awards were comprised of a mix of 40% time vested restricted stock, 42% performance conditioned RSUs subject to a TSR condition and 18% performance conditioned RSUs subject to achievement of an FFO condition. For the performance conditioned RSUs, the measurement period is three years.
The 2012 LTI Awards granted on January 31, 2012 by the Compensation Committee to our NEOs are set forth in the table below.

	Target LTI Award Value	# of Restricted Shares Granted (1)	# of Performance (TSR) RSUs Granted (2)	# of Performance (FFO) RSUs Granted (3)
Lawrence L. Gellerstedt III	$800,000	47,619	34,014	21,429
Gregg D. Adzema	$350,000	20,833	14,881	9,375
Craig B. Jones	$238,125	14,174	10,124	6,378
John S. McColl	$208,271	12,397	8,855	5,579
Michael I. Cohn	$175,000	10,417	7,440	4,688
Robert M. Jackson	$190,000	11,310	8,078	5,089
___________

(1)	40% of award valued at $ 6.72 per share.

(2)	42% of award valued at $ 9.8784 per unit

(3)	18% of award valued at $ 6.72 per unit.

When the price of our common stock is needed for a valuation, we use our average stock price over a 30-calendar day period ending on the applicable date. The number of restricted shares and FFO RSUs granted to each NEO was determined using our average stock price over a 30-calendar day period ending on January 24, 2012. The number of TSR RSUs granted to each NEO was determined using a Monte Carlo valuation. The value of the awards for purposes of determining the number of TSR Performance conditioned RSUs was determined as of January 18, 2012. The actual grant to an NEO for each component of the 2012 LTI Award was rounded to the nearest whole unit. The grant date fair value for financial reporting purposes for the 2012 LTI Awards (as set forth in the Summary Compensation Table) was determined in accordance with applicable accounting rules, and differs from the target value shown above.
2012 Performance Conditioned RSUs
The performance conditioned RSUs granted in 2012 (the “2012 Performance conditioned RSUs”) require a total shareholder return goal and/or achievement of an FFO goal to have value. These awards “cliff” vest on the third anniversary of the grant date, but are payable only if the performance conditions are met and if the holder has been continuously employed through such date. The terms of the 2012 Performance conditioned RSUs are summarized as follows:

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42% of the target value of the 2012 LTI Awards are comprised of performance conditioned RSUs which are subject to a condition based upon the total stockholder return (“TSR”) of our common stock over the three-year period beginning January 1, 2012 through December 31, 2014 relative to the TSR of the companies in the SNL US REIT Office Index as of January 1, 2012 (the “2012 LTI Peer Group”). This goal is evaluated on a sliding scale. TSR below the 25th percentile of the 2012 LTI Peer Group would result in no payout, TSR at the 25th percentile would result in 35% payout, TSR at the 50th percentile would result in 100% payout, and TSR at or above the 75th percentile would result in 200% payout. Payouts are prorated between these stated levels, subject to the 200% maximum.

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18% of the target value of the 2012 LTI Awards are comprised of performance conditioned RSUs which are subject to a condition that our FFO per share during the period beginning January 1, 2012 through December 31, 2014, is at least equal to a defined dollar amount per common share (the “FFO Target”). This goal is evaluated on a sliding scale. If FFO per share is less than 60% of the FFO Target, then there would be no payout. If FFO per share is equal to 100% of the FFO Target, then the payout would be 100%. If FFO per share is 140% or greater of the FFO Target, then the payout would be 200%. Payouts would be prorated between these stated levels, subject to the 200% maximum. The Compensation Committee considers the FFO Target to be aggressive and appropriate given our business strategy, historic performance and the current real estate market.

The Compensation Committee retains the discretion to make adjustments to our performance in determining whether the vesting conditions are achieved under the 2012 Performance conditioned RSU awards. At its meeting on January 30, 2013, the Compensation Committee determined that for purposes of the FFO Target, it would adjust FFO to exclude the gains on the previously impaired losses recorded by the Company in the fourth quarter of 2011 with respect to our residential and commercial land, along with gains recorded by the Company in connection with the sale of the third party management and leasing business. The Compensation Committee made the adjustment to FFO in recognition that these charges were attributable to decisions made over a long period of time and, to the extent applicable, the result of a change in investment strategy approved by our Board of Directors. In addition, the Compensation Committee determined that when it evaluates performance against the FFO Target, any gains ultimately realized on the sale of these impaired assets or the sale of the third party management and leasing business will be excluded from FFO.
Dividend equivalents are not paid on performance conditioned RSUs prior to full vesting. Upon satisfaction of the vesting conditions, dividend equivalents in an amount equal to all regular and special dividends declared with respect to our common stock during the performance period are determined and paid on a cumulative, reinvested basis over the term of the award, at the time the award vests and based on the number of shares that are earned. For example, if the payout of a performance conditioned RSU at vesting equaled 100% of target, the payout would include dividend equivalents on shares at 100% of target on a reinvested basis over the three-year performance period.
2012 Special Equity Award to Larry Gellerstedt
The Compensation Committee granted a special equity award to Mr. Gellerstedt in 2012. The Committee structured the award to promote our retention and succession planning objectives and to solidify and retain effective leadership needed during the cyclical commercial real estate markets, as well as to be aligned with long-term stockholder interests. The Committee considered long-term leadership stability in establishing the service requirement of the award and, in particular, the fact that the majority of the award, if earned, is not eligible for payment until 2017, except in limited circumstances.

The Compensation Committee also considered that Mr. Gellerstedt has transitioned and performed well since his appointment as CEO in July 2009, and that no equity award was granted to him at the time of his appointment to the CEO position. In addition, the Committee also considered the limited retention value in Mr. Gellerstedt’s then outstanding equity awards and the extent of the disruption likely to be caused to its long-term succession plan by his unplanned departure from the Company. The Committee worked with its independent compensation consultant in structuring the award.
The Committee structured the $3.5 million target value special equity award as follows:

•
60% of the total target award, or $2.1 million in target value, is in the form of performance conditioned RSUs that require the achievement of both TSR performance metrics (for three-, four- and five-year performance periods beginning January 1, 2012) and a five-year service vesting requirement. Therefore, even if the performance conditioned RSUs are earned, this portion of the award is not eligible for payment until 2017, except in connection with his death or a change in control.

•	40% of the total target award, or $1.4 million in target value, is in the form of restricted stock that vests pro rata over a three-year service requirement.
The award granted on January 31, 2012 is set forth in the table below.

	Target LTI Award Value (1)	# of Restricted Shares Granted (2)	# of Performance (TSR) RSUs Granted (3)
Lawrence L. Gellerstedt III	$3,500,000	208,333	281,532

(1)
The grant date fair value for financial reporting purposes for the award (as set forth in the Summary Compensation Table) was determined in accordance with applicable accounting rules, and it differs from the target value.

(2)	40% of award valued at $6.72 per share. The number of restricted shares was determined using our average stock price over a 30-calendar day period ending on January 24, 2012.

(3)
60% of award valued at $ 7.4592 per unit. The number of TSR RSUs granted was determined using a Monte Carlo valuation. The value of the awards for purposes of determining the number of TSR Performance conditioned RSUs was determined as of January 24, 2012.

The performance conditioned RSUs have three performance periods: a three-year performance period from 2012 to 2014 (the “3-year period”), a four-year performance period from 2012 to 2015 (the “4-year period”) and a five-year performance period from 2012 to 2016 (the “5-year period”). The award is earned to the extent we meet certain TSR levels for each performance period relative to the companies in the SNL US REIT Office Index (the “Index”) as of January 1, 2012. The RSUs will be settled in cash if the performance conditions and service conditions are satisfied.

•
If TSR is at the 35th percentile of the Index for the applicable performance period, 50% of the target RSUs for that performance period will be credited. If TSR is at the 50th percentile of the Index for the applicable performance period, 100% of the target RSUs for that performance period will be credited. If TSR is at or above the 75th percentile of the Index for the applicable performance period, 150% of the target RSUs for that performance period will be credited. The target RSUs to be credited will be interpolated between the 35th and 50th percentiles and the 50th and 75th percentiles.

•
If TSR is below the 35th percentile of the Index for the applicable performance period, no RSUs are credited for that performance period. If TSR is negative for any applicable performance period, regardless of our TSR performance relative to other companies, no RSUs will be credited for that performance period (but this does not affect awards for subsequent performance periods).

•
Up to one-third of the RSUs can be credited for meeting the TSR performance conditions for the 3-year period. Up to two-thirds of the RSUs can be credited for meeting the TSR performance conditions for the 4-year period (less the number of RSUs already credited). All of the RSUs can be credited for meeting the TSR performance conditions for the overall 5-year period (less the number of RSUs already credited).

•
In addition to satisfying the TSR performance conditions, Mr. Gellerstedt must remain continuously employed through the fifth anniversary of the grant date in order to vest in any RSUs credited for any of the performance periods.

If Mr. Gellerstedt’s employment is terminated for any reason except in connection with a change in control (as described below) or death before the fifth anniversary of the grant date, he will forfeit the RSUs in full regardless of whether the TSR performance conditions have been met. If his employment terminates due to death, he will vest in any RSUs that have been credited by satisfying the TSR performance conditions for performance periods ending prior to the date of his death, if any.
The time-vested restricted stock will vest ratably over three years on each anniversary of the grant date. If Mr. Gellerstedt’s employment is terminated for any reason except death, he will forfeit all unvested shares. If his employment terminates due to death, he will vest in any unvested shares.
LTI Grant Practices
We typically grant LTI awards to key employees at a regularly scheduled meeting of the Compensation Committee, which has been in January or February in each of the last three years. We do not have any program, plan or practice that coordinates the grant of equity awards with the release of material information. The Compensation Committee views LTI as an essential component of annual compensation of our NEOs and, as a result, the Committee does not consider prior grants when making current year determinations.
Evolution in Composition of Equity Awards
In furtherance of its goal to tie pay to performance and to ensure the long term goals of retention and motivation, the Compensation Committee reviews the components and composition of the long term incentive equity awards that it grants. During the period from 2009 to 2013, the composition of equity awards granted has moved from stock options and time vested RSUs to a mix that is 60% comprised of performance conditioned RSUs, with no stock options. In addition, the TSR performance component also increased during such period, from 0% of the award to 48% of the award. This evolution in the composition of the equity awards is demonstrated in the table below, where the percentages reflect the composition of the target awards granted by the Compensation Committee for the periods identified.

Restricted Stock
Time vested full value awards, such as restricted stock, are used primarily as a retention tool. While time vested full value equity awards do not reward stock price growth to the same extent as performance conditioned awards or stock options, the Compensation Committee believes that full value awards are an effective compensation tool because the current value of the award is more visible to the executive. Additionally, full value awards create an interest that encourages executives to think and act like stockholders and serve as a competitive retention vehicle. The restricted stock granted in 2012 vests ratably over three years provided that the holder is continuously employed with us through each anniversary date. The restricted stock is granted under our 2009 Incentive Stock Plan. Holders of restricted stock generally receive all regular and special dividends declared with respect to our common stock.
Restricted Stock Units
The Compensation Committee awards RSUs as a component of LTI after considering levels of stockholder dilution. Unlike grants of restricted stock, RSU awards do not result in additional dilution to existing stockholders. An RSU is a bookkeeping unit that is essentially the economic equivalent of one share of restricted stock, the difference being that upon vesting the RSU is settled in cash, paying an amount equal to the 30-calendar day average closing price of our common stock for the period ending on the valuation date. The RSUs are granted under our 2005 Restricted Stock Unit Plan.
Upon retirement of a participant, including an NEO, RSUs are potentially subject to accelerated vesting if the participant satisfies the “Rule of 65.” In the case of performance conditioned RSUs, upon the retirement of a participant who satisfies the Rule of 65, the requirement of continued employment is waived but not the performance condition. The Compensation Committee did not adopt the Rule of 65 for restricted stock awards because it would result in adverse tax consequences to the recipient.
2012 Realized Compensation
The following table summarizes the compensation that our NEOs actually realized in 2012. The amounts differ substantially from the “Total Compensation” disclosed in the Summary Compensation Table by including the value actually realized from option exercises and restricted stock and RSUs vested during 2012, rather than the grant date fair value of equity awards granted during 2012, and excluding the amounts under “All Other Compensation.” The amounts reported in this table should not be considered a substitute for the Summary Compensation Table, which is calculated using accounting and actuarial assumptions required by SEC rules.

	2012 Base Salary	2012 Annual Incentive Cash Award	2012 Stock Option Exercises	2012 Restricted Stock Award Vesting (1)	2012 RSU Vesting (1)	Total Realized Compensation
Lawrence L. Gellerstedt III	$600,000	$750,000	---	$27,595	$87,656	$1,465,251
Gregg D. Adzema	$375,000	$318,750	---	$38,345	---	$693,750
Craig B. Jones (2)	$301,000	$210,700	---	$58,292	$46,563	$616,555
John S. McColl	$333,125	$283,156	---	$13,527	$22,820	$652,628
Michael I. Cohn	$333,125	$266,500	---	$19,176	---	$618,801
Robert M. Jackson (3)	$313,650	$313,650	---	$11,367	$70,904	$709,571
___________
(1) The value shown is based on the trailing 30-day average closing market price of our common stock of $7.40 and $8.23 for the RSUs which vested on February 16, 2012 and December 31, 2012, respectively. The value shown is based on the closing market price of our common stock of $7.45 and $8.15 for the restricted shares which vested on February 14, 2012 and October 8, 2012, respectively. If the vesting date is not an NYSE trading day, the prior trading day’s closing price is used. The actual number of stock awards and RSUs vesting in 2012 is disclosed in the Option Exercises and Stock Vested Table.
(2) Due to application of the Rule of 65, all of Mr. Jones’ unvested restricted stock and RSUs vested on December 31, 2012, his retirement date. The information reflected above for the December 31, 2012 vesting date includes the accelerated vesting of Mr. Jones’ restricted shares and RSUs under the application of the Rule of 65.
(3) The Jackson Retirement Agreement provided that a portion of his unvested restricted stock and RSUs vested on September 30, 2012, his retirement date. The information reflected above includes the accelerated vesting of Mr. Jackson’s restricted shares and RSUs under the Jackson Retirement Agreement.

Other Compensation Items
2009 Cash LTI Award
In 2009, the Compensation Committee granted a cash settled long term incentive award (“Cash LTI Award”) to certain executives, including Mssrs. Gellerstedt and McColl; Mssrs. Adzema and Cohn were not employed by the Company at the time of the Cash LTI Award. The Cash LTI Award vests as of the earliest testing date, if any, on which the value of a share of our common stock has appreciated at a rate equal to at least 12% on an annualized and compounded basis for a period that began on May 12, 2009 and ends on the applicable testing date. The testing dates are May 12, 2012, May 12, 2013 and May 12, 2014. If the stock value vesting condition has not been met as of May 12, 2014 (the latest possible testing date) or, except as described for a change in control, if the employee terminates employment before this vesting condition is met on a testing date, the Cash LTI Award is automatically forfeited.
Because we did not meet the stock value vesting condition on the 2012 testing date, no amounts were earned in 2012.
LTI Awards Granted in February 2010
At its meeting on January 31, 2013, the Compensation Committee evaluated the potential payout under the LTI Awards granted in 2010. The performance conditioned RSUs were subject to performance goals relating to TSR (50% of the RSU award) and a reduction of the ratio of total debt-to-EBITDA (50% of the RSU award). With respect to the TSR component, the target performance over the period from January 1, 2010 to December 31, 2012 was targeted at the 50th percentile relative to the companies in the MSCI US REIT Index as of January 1, 2010. Because our TSR over the three-year performance period was below the threshold, there was no payout for the TSR component of the 2010 performance conditioned RSUs.
With respect to the total debt-to-EBITDA component, the target performance required a reduction in the ratio of our total debt to trailing 12-month consolidated EBITDA from the early 2009 level of approximately 7:1 to 5.5:1 by the end of 2012. The Compensation Committee determined that the ratio of total debt-to-EBITDA as of December 31, 2012 was 5.45:1, with a corresponding payout at 106% of target for this component. Taken together, payout for the two components combined was 53% of target (made in 2013), as reflected in the following chart:

Because the payout for the 2010 performance conditioned LTI awards occurred in 2013, these awards will be reflected in the stock vested table in next year’s proxy statement.
Benefits and Perquisites
We provide health, life and disability insurance benefits to all of our employees. Our NEOs are eligible to participate on the same basis as all other employees. We maintain a 401(k)/retirement savings plan (“Retirement Savings Plan”) for all eligible employees, including our NEOs. We provide a “match” for all employee contributions to the Retirement Savings Plan up to 3% of eligible compensation, and we expect this program to continue in the future.
We do not have a pension plan or deferred compensation program for any of our employees, including our NEOs. Rather, we focus on providing short and long-term cash compensation and long-term equity-based awards in amounts necessary to retain our NEOs and to allow them to provide for their own retirement.

We do not provide any perquisites to our NEOs other than reimbursement of relocation expenses for Mr. Adzema.
Our NEOs are eligible for benefits under change in control agreements in certain “double trigger” circumstances. These agreements are discussed below under “Severance Policy, Retirement and Change in Control Agreements.”
Departure of NEOs in 2012
Retirement of Craig B. Jones
Mr. Jones retired effective December 31, 2012. We entered into a Retirement and Consulting Agreement and General Release (the “Jones Retirement Agreement”) with Mr. Jones dated September 20, 2012, and effective as of December 31, 2012. Pursuant to the Jones Retirement Agreement, we agreed as follows:

•
Mr. Jones agreed to provide consulting services to us upon our reasonable request during the first three months of 2013. He would receive an amount equal to his 2012 base salary, 50% to be paid on December 31, 2012 and 50% to be paid in equal installments during the first three months of 2013.

•	Mr. Jones remained eligible to receive an annual incentive cash award for 2012.

•
Unvested restricted stock awards held by Mr. Jones under our 2009 Plan were modified to accelerate the vesting of the awards. Mr. Jones remains eligible to earn the performance conditioned RSUs previously granted to him under our 2005 RSU Plan, but such RSUs will vest and/or become payable only if we meet the applicable performance goals.

•	We will reimburse Mr. Jones for the cost of COBRA health insurance benefits for up to one year after his retirement.
The Jones Retirement Agreement contains a general release, certain non-disclosure and non-solicitation provisions and other customary terms and conditions.
Retirement of Robert M. Jackson
Mr. Jackson retired effective September 30, 2012. We entered into a Retirement and Consulting Agreement and General Release (the “Jackson Retirement Agreement”) with Mr. Jackson dated June 25, 2012, and effective as of September 30, 2012. Pursuant to the Jackson Retirement Agreement, we agreed as follows:

•
Mr. Jackson agreed to provide consulting services to us upon our reasonable request for six months after his retirement date. He would receive an amount equal to his 2012 base salary, 50% to be paid on his retirement date and 50%, payable in equal installments during the six month consulting period.

•	Mr. Jackson would receive a pro-rated annual incentive cash award for 2012, based on 90% of his annual incentive cash target for 2012.

•
A portion of the unvested restricted stock awards held by Mr. Jackson under our 2009 Plan were modified to accelerate the vesting of the awards. Mr. Jackson remains eligible to earn a prorated portion of the performance conditioned RSUs granted to him under our 2005 RSU Plan through 2011, but such RSUs will vest and/or become payable only if we meet the applicable performance goals.

•	We will reimburse Mr. Jackson for the cost of COBRA health insurance benefits for up to one year after his retirement.
The Jackson Retirement Agreement contains a general release, certain non-disclosure and non-solicitation provisions and other customary terms and conditions.
Incentive Based Compensation Recoupment or “Clawback” Policy
Our Board of Directors has adopted an incentive-based compensation recoupment policy (the “Recoupment Policy”, also sometimes commonly referred to as a “clawback” policy). Pursuant to the Recoupment Policy, if the Company is required to restate any previously issued financial statements due to the Company’s material noncompliance (as determined by the Company) with any financial reporting requirement under the federal securities laws, the Company will seek to recover incentive-based compensation from any current or former executive officer of the Company who received incentive-based compensation from the Company during the three-year period preceding the date on which the Company is required to prepare an accounting restatement. The amount to be recovered from the executive officer will be based on the excess, if any, of the incentive-based compensation paid to the executive officer based on the erroneous data over the incentive-based compensation that would have been paid to the executive officer if the financial accounting statements had been as presented in the restatement. The definition of “executive officer” and “incentive-based compensation,” the date on which the Company is required to prepare an accounting restatement, the amount to be recovered and any other interpretation of the policy shall be determined by the Compensation Committee acting in its sole discretion. The Board of Directors may amend the Recoupment Policy from time to time in its discretion and as it deems necessary or appropriate to reflect applicable regulations of the SEC, any rules or standards adopted by a national securities exchange, any related guidance from a governmental agency which has jurisdiction over the administration of such provision, any judicial interpretation of such provision and any changes in applicable law.
Stock Ownership Guidelines and Stock Holding Period
Our Corporate Governance Guidelines include stock ownership guidelines for our executive officers and Directors. With respect to our executive officers, the guidelines require ownership of our stock within five years of becoming an executive officer or from promotion to a new executive office, with a value equal to the following multiple of his or her base salary:

Executive Officer Title	Multiple
CEO	4x
President (if not also CEO)	3x
Executive Vice Presidents	2x
Other executive officers	1x

In addition, each of our Directors is required to own stock with a value equal to three times the annual cash retainer for Directors, or $150,000. Directors generally must accumulate the required ownership within three years of joining the Board. As of February 1, 2013, each of our Directors and executive officers satisfied the stock ownership guidelines (taking into account any period permitted to satisfy the guidelines, where applicable).
The guidelines are consistent with our belief that our executive officers’ and Directors’ interests should be aligned with those of our stockholders and our expectation that executive officers and Directors maintain a significant level of investment in our Company. The Chairman of the Compensation Committee may approve exceptions to the guidelines from time to time as he or she deems appropriate. With respect to both executive officers and Directors, the following count toward the stock ownership requirements:

•	shares purchased on the open market;

•	shares owned outright by the officer, or by members of his or her immediate family residing in the same household, whether held individually or jointly;

•	restricted stock and RSUs received pursuant to our LTI plans, whether or not vested; and

•	shares held in trust for the benefit of the officer or his or her immediate family, or by a family limited partnership or other similar arrangement.
Under our Corporate Governance Guidelines, our executive officers are required to hold 50% of the after tax number of shares of restricted stock granted under our compensation plans following vesting. In 2012, we increased the holding period from eight to 24 months after vesting.
Severance Policy, Retirement and Change in Control Agreements
We have several arrangements that would provide for the payment of benefits in the event of a termination of one of our NEOs or a change in control of our company.
General Severance Benefit for All Employees
We provide a general severance benefit to all employees, including our NEOs, following termination of employment by us other than for “cause.” In general, the severance benefit payable is an amount equal to the employee’s weekly pay times the sum of (i) the number of his or her years of service or, alternatively, in the context of certain reductions in force as designated by us, the years of service multiplied by 1.5, plus (ii) four.

Equity Plans
The 1999 Incentive Stock Plan (as amended, the “1999 Plan”), the 2009 Incentive Stock Plan (the “2009 Plan”) and the 2005 Restricted Stock Unit Plan (as amended, the “RSU Plan”) generally provide for accelerated vesting of awards upon a “change in control” if the plan is not continued or assumed. Under the 2009 Plan and the RSU Plan, even if one or both of these plans are continued or assumed, the awards vest if the employee is terminated or resigns for good reason within two years of the change in control. In contrast, for grants under our 1999 Plan and grants under the RSU Plan prior to its amendment in 2009, if either plan is continued or assumed after the change in control, accelerated vesting occurs in the event a participant’s employment is terminated for any reason (including voluntary resignation) during the two-year period following the change in control. With respect to performance conditioned RSUs, if accelerated vesting occurs as a result of a change in control, then the payout amount is at the target award amount. Our NEOs participate in the 1999 Plan, the 2009 Plan and the RSU Plan on the same terms as our other key employees. The Compensation Committee believes that the accelerated vesting of outstanding equity awards following a change in control is a customary and reasonable component of an equity incentive program.
In general, an employee will forfeit any unvested LTI grants upon termination of employment for any reason other than following a change in control. However, stock options and RSUs, other than performance conditioned RSUs, vest upon retirement of the employee if the employee is at least 60 years of age and the sum of the employee’s whole years of age plus whole years of service equals at least 65 (collectively, the “Rule of 65”). The Compensation Committee adopted the Rule of 65 to provide a further incentive for long-term employment, as well as to recognize that options and RSUs are part of annual compensation and, if an employee retires after satisfying certain age and service requirements, then he or she should get the benefit of outstanding options and RSUs. With respect to performance conditioned RSUs, the Rule of 65 applies to waive any continuing service requirement but does not waive any performance condition. Also, the Compensation Committee did not adopt the Rule of 65 for restricted stock awards because it would result in adverse tax consequences to the recipient.
Change in Control Agreements
Each of our NEOs is a party to a Change in Control Severance Agreement (the “Change in Control Agreement”), which provides the NEOs with benefits in the event that his employment is terminated under certain circumstances following a change in control, often referred to as a “double trigger.” These agreements have been in place since 2007. The Compensation Committee believes that the cash severance and other benefits provided under the Change in Control Agreement are customary and reasonable components of our compensation program that keep our NEOs focused on the interests of the stockholders in the event of a potential strategic transaction.
In 2010, the Compensation Committee approved a new form of Change in Control Agreement that does not include a tax gross-up provision, but is otherwise identical to the previous form of agreement. This new form was used for Mr. Adzema, Mr. McColl and Mr. Cohn. Only Mr. Gellerstedt is party to the previous form of agreement that includes the tax gross-up. We have committed that in the future we will not enter into, or materially amend, Change in Control Agreements that include tax gross-up provisions.
Tax Implications of Executive Compensation
Since we operate as a real estate investment trust under the Code and we intend to distribute all of our taxable income each year so that we do not pay any Federal income tax, the majority of the impact of the limitation under Section 162(m), if any, is a larger dividend distribution to our stockholders to the extent of the denied deduction for compensation paid. For 2012, Section 162(m) of the Code did not limit our aggregate deductions for compensation paid to certain executive officers. However, from time to time, our deductions have been limited by Code Section 162(m) primarily because certain elements of our compensation program generally do not qualify as paid under a predetermined objective performance plan meeting applicable requirements, and, in addition, we historically have not met other exceptions that would permit a deduction. The exception to this treatment is compensation resulting from the exercise of stock options, which qualify for a deduction. While we are mindful of the impact of the deduction limitation, we feel that our NEO compensation is structured in an appropriate manner. In light of our current pay levels and practices applicable to NEOs, we do not believe that the tax deduction limitation of Section 162(m) in the aggregate has a material impact on our financial results.

Committee Report on Compensation

The Compensation, Succession, Nominating and Governance Committee is responsible for, among other things, setting and administering the policies that govern executive compensation, establishing the performance goals on which the compensation plans are based and setting the overall compensation principles that guide the committee’s decision-making. The Compensation, Succession, Nominating and Governance Committee has reviewed the Compensation Discussion and Analysis herein and discussed it with management. Based on the review and the discussions with management, the Compensation, Succession, Nominating and Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the 2013 proxy statement for filing with the Securities and Exchange Commission.

COMPENSATION, SUCCESSION, NOMINATING
AND GOVERNANCE COMMITTEE

James H. Hance, Jr., Chairman
James D. Edwards
Lillian C. Giornelli
William Porter Payne

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or Securities Exchange Act of 1934 (the “Acts”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under the Acts.

Summary Compensation Table for 2012

The following table sets forth information concerning total compensation for our NEOs for 2012, 2011 and 2010.

	Year	Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Lawrence L. Gellerstedt III	2012	$600,000	$4,762,781	$—	$750,000	$1,290	$6,114,071
President and Chief	2011	$600,000	$595,143	$200,000	$817,500	$1,290	$2,213,933
Executive Officer	2010	$500,000	$541,283	$177,181	$577,500	$12,940	$1,808,904

Gregg D. Adzema (5)	2012	$375,000	$383,497	$—	$318,750	$166,226	$1,275,722
Executive Vice President and	2011	$350,000	$745,588	$87,500	$286,125	$92,485	$1,561,698
Chief Financial Officer	2010	$26,699	$—	$—	$—	$38	$26,737

Craig B. Jones	2012	$301,000	$453,910	$—	$210,700	$328,403	$1,294,013
Former Executive Vice President	2011	$357,000	$316,170	$106,252	$290,000	$8,670	$1,078,092
	2010	$350,000	$287,561	$94,127	$365,000	$13,540	$1,110,228

John S. McColl	2012	$333,125	$228,206	$—	$283,156	$7,950	$826,629
Executive Vice President	2011	$325,000	$154,940	$52,069	$301,113	$7,800	$840,922
	2010	$297,601	$140,924	$46,126	$280,500	$12,700	$777,851

Michael I. Cohn (6)	2012	$333,125	$191,750	$—	$266,500	$8,190	$815,692
Executive Vice President	2011	$325,000	$130,190	$43,750	$283,400	$8,040	$790,380

Robert M. Jackson	2012	$313,650	$208,184	$—	$148,200	$339,958	$1,007,683
Former Senior Vice President,	2011	$306,000	$141,349	$47,498	$233,478	$7,650	$735,975
General Counsel and	2010	$294,693	$128,556	$42,082	$231,000	$12,550	$708,881
Corporate Secretary
____________

(1)
This column reflects the aggregate grant date fair value of restricted stock awards and performance conditioned RSUs granted during the applicable year, computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”). The grant date fair value is the number of shares of restricted stock or RSUs granted multiplied by the closing stock price on the grant date. Awards with performance conditions (“performance conditioned RSUs”) are computed based on the probable outcome of the performance conditions as of the grant date for the award. Information about the assumptions used to value these awards can be found in Note 7 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. An overview of the features of these awards can be found in “Compensation Discussion and Analysis” above.

For 2012, the grant date fair value of the restricted stock awards and the FFO-based performance conditioned RSUs granted on January 31, 2012 is the target number of shares of restricted stock or RSUs granted multiplied by the closing stock price on the date of grant, which was $7.37 on January 31, 2012. The grant date fair value of the TSR-based performance conditioned RSUs granted January 31, 2012 is the target number of RSUs granted multiplied by the fair market value per RSU determined using a Monte Carlo valuation ($10.81). The grant date fair value of the Mr. Gellerstedt’s special TSR-based performance conditioned RSUs granted January 31, 2012 is the target number of RSUs granted multiplied by the fair market value per RSU determined using a Monte Carlo valuation ($8.35). Assuming the highest level of performance conditions are achieved for the FFO-based performance conditioned RSUs, resulting in 200% of the target FFO based RSUs being issued, the grant date values of all stock awards for 2012 would be as follows: Mr. Gellerstedt — $6,463,801 ($1,402,198 for the regular LTI award and $5,061,603 for the special LTI equity award); Mr. Adzema — $613,454; Mr. Jones — $417,355; Mr. McColl — $365,045; Mr. Cohn — $306,727; and Mr. Jackson — $333,013.

The actual amount ultimately realized by the NEO, if any, from a grant of restricted stock or RSUs will depend upon the value of our common stock on the vesting date in the case of restricted stock, or the 30-day trailing average in the case of RSUs.
For 2012, the grant date fair value of the restricted stock awards set forth in this column includes the restricted stock and performance conditioned RSUs granted January 31, 2012 as the special equity award made to Mr. Gellerstedt, the total grant date fair value of which is $1,535,414 for the restricted stock and $2,350,792 for the performance conditioned RSUs. As discussed in “2012 Special Equity Award to Larry Gellestedt” on page 33, this award was structured to promote our retention and succession planning objectives and to solidify and retain effective leadership needed during the cyclical commercial real estate markets, as well as to be aligned with stockholder interests. This award is structured as follows: (a) 60% of the total target award is in the form of performance conditioned RSUs that vest after five years and provide that the amount earned, if any, is based upon the achievement of TSR performance metrics for three-, four- and five-year performance periods beginning January 1, 2012. Therefore, even if the performance conditioned RSUs are earned, there is no payout of this portion of the award until 2017; and (b) 40% of the total target award is in the form of restricted stock that vests ratably over a three-year service requirement.

For Mr. Jones, there were modifications to his restricted stock awards pursuant to the Jones Retirement Agreement. The incremental cost of these modifications ($193,002) is included in the stock awards value disclosed in the table above. Refer to the “Grants of Plan-Based Awards in 2012” table and footnotes for further information.

(2)
This column reflects the aggregate grant date fair value, computed in accordance with ASC 718, of option awards granted during the applicable year. An overview of the features of these awards can be found in “Compensation Discussion and Analysis” above. Please refer to Note 7 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the applicable year for a complete description of the ASC 718 valuation.

(3)
These amounts reflect the actual annual incentive cash award earned by the NEOs for the applicable year, as determined by the Compensation Committee. For a description of the 2012 annual cash incentive award performance goals, see “Compensation Discussion and Analysis” above.

(4)	The components of All Other Compensation for 2012 are as follows. We did not provide any other perquisites to our NEOs above the reporting threshold.

	Retirement Savings Plan Contribution (A)	Life Insurance Premiums	Relocation Costs (B)	Separation Costs (C)(D)	Total All Other Compensation
Lawrence L. Gellerstedt III	$—	$1,290	$—	$—	$1,290
Gregg D. Adzema	$7,500	$450	$158,276	$—	$166,226
Craig B. Jones	$7,500	$1,320	$—	$319,583	$328,403
John S. McColl	$7,500	$450	$—	$—	$7,950
Michael I. Cohn	$7,500	$690	$—	$—	$8,190
Robert M. Jackson	$7,500	$225	$—	$332,233	$339,958

____________

(A)
We maintain a Retirement Savings Plan for the benefit of all eligible employees. For the 2010 compensation period, and for prior periods, the annual contribution was determined by the Compensation Committee and was allocated among eligible participants. Beginning in 2011, the Company implemented a program to “match” employee contributions to the plan up to 3% of eligible compensation, subject to a maximum matching contribution of $7,500 in 2012. The “matching” contributions are available for all employees, including our NEOs. During the first three years of a participant’s employment, Company contributions, both discretionary and matching, vest ratably each year. After a participant has three years of service, all contributions are fully vested. Vested benefits are generally paid to participants upon retirement, but may be paid earlier in certain circumstances, such as death, disability or termination of employment.

(B)
Represents relocation amounts paid in 2012, including payments to cover the income taxes incurred on this benefit. We agreed to provide a tax gross up to avoid reducing the value of the relocation benefit.

(C)
Mr. Jones retired December 31, 2012. See “Compensation Discussion and Analysis – Retirement of Craig B. Jones” for terms of the Jones Retirement Agreement. The $301,000 consulting fee to Mr. Jones and estimated COBRA benefits are included above in separation costs. See footnote 6 to the “Grants of Plan-Based Awards in 2012” table for information about the incremental cost of the modification of the outstanding restricted stock awards. Accelerated vesting of the RSUs did not result in a modification. See the “Option Exercise and Stock Vested in 2012” table for amounts paid to Mr. Jones upon vesting of the restricted stock and RSUs on retirement.

(D)
Mr. Jackson retired September 30, 2012. See “Compensation Discussion and Analysis – Retirement of Robert M. Jackson” for terms of the Jackson Retirement and Consultant Agreement. The $313,650 consulting fee to Mr. Jackson and estimated COBRA benefits are included above in separation costs. The modification of the outstanding restricted stock awards did not result in an incremental cost. Accelerated vesting of the RSUs did not result in a modification. See the “Option Exercise and Stock Vested in 2012” table for amounts paid to Mr. Jackson upon vesting of the restricted stock and RSUs on retirement.

(5) Mr. Adzema joined the Company on November 30, 2010.

(6) In accordance with SEC rules, because Mr. Cohn first became an NEO in 2011, only his 2011 and 2012 compensation information is included in the table.

Grant of Plan-Based Awards in 2012

The following table sets forth information with respect to grants of plan-based awards to each of our NEOs during 2012.

							All Other
							Stock Awards:
		Estimates Future Payouts		Estimated Future Payouts			Number of	Grant Date
		Under Non-Equity		Under Equity Incentive			Shares of	Fair Value
	Grant	Incentive Plan Awards (1)		Plan Awards (#)(2)			Stock or	of Stock
	Date	Target($)	Maximum($)	Threshold	Target	Maximum	Units (#)(3)	Awards ($)(4)
Lawrence L. Gellerstedt III
Annual Incentive Award (1)		$750,000	$1,125,000
Performance conditioned RSUs – Special TSR (2)(5)	1/31/2012			140,766	281,532	422,298		$2,350,792
Performance conditioned RSUs – TSR (2)	1/31/2012			11,905	34,014	68,028		$367,691
Performance conditioned RSUs – FFO (2)	1/31/2012			-	21,429	42,858		$157,932
Restricted Stock – Special (3)(5)	1/31/2012						208,333	$1,535,414
Restricted Stock (3)	1/31/2012						47,619	$350,952

Gregg D. Adzema
Annual Incentive Award (1)		$318,750	$478,125
Performance conditioned RSUs – TSR (2)	1/31/2012			5,208	14,881	29,762		$160,864
Performance conditioned RSUs – FFO (2)	1/31/2012			-	9,375	18,750		$69,094
Restricted Stock (3)	1/31/2012						20,833	$153,539

Craig B. Jones
Annual Incentive Award (1)		$210,700	$316,050
Performance conditioned RSUs – TSR (2)	1/31/2012			3,543	10,124	20,248		$109,440
Performance conditioned RSUs – FFO (2)	1/31/2012			-	6,378	12,756		$47,006
Restricted Stock (3)	1/31/2012						14,174	$104,462
Modification of Restricted Stock (6)	9/20/2012						-	$193,002

John S. McColl
Annual Incentive Award (1)		$283,156	$424,734
Performance conditioned RSUs – TSR (2)	1/31/2012			3,099	8,855	17,710		$95,723
Performance conditioned RSUs – FFO (2)	1/31/2012			-	5,579	11,158		$41,117
Restricted Stock (3)	1/31/2012						12,397	$91,366

Michael I. Cohn
Annual Incentive Award (1)		$266,500	$399,750
Performance conditioned RSUs – TSR (2)	1/31/2012			2,604	7,440	14,880		$80,426
Performance conditioned RSUs – FFO (2)	1/31/2012			-	4,688	9,376		$34,551
Restricted Stock (3)	1/31/2012						10,417	$76,773

Robert M. Jackson (7)
Annual Incentive Award (1)		$219,555	$329,333
Performance conditioned RSUs – TSR (2)	1/31/2012			2,827	8,078	16,156		$87,323
Performance conditioned RSUs – FFO (2)	1/31/2012			-	5,089	10,178		$37,506
Restricted Stock (3)	1/31/2012						11,310	$83,355
____________

(1)
These amounts reflect target annual incentive cash amounts for 2012 as set by the Compensation Committee. In accordance with the Compensation Committee’s policies, there is no threshold amount set for this award, but the award cannot exceed 150% of target.

(2)
These rows show the potential number of RSUs that would vest pursuant to the performance conditioned RSUs at the end of the applicable three-year performance period if the threshold, target or maximum performance goals are satisfied, provided the NEO remains continuously employed by us, or upon retirement if the NEO meets the Rule of 65. In addition, dividend equivalents will be paid upon satisfaction of the vesting conditions, if at all, on a cumulative, reinvested basis over the term of the award based on the number of RSUs which actually vest. See “Compensation Discussion and Analysis – 2012 LTI Awards” for a description of the performance parameters for these performance conditioned RSUs, and see “Compensation Discussion and Analysis – Severance Policy, Retirement and Change in Control Agreements” for a description of the effect of the Rule of 65 on these awards. Note that no threshold is listed for FFO RSUs, as all amounts below the target are derived by mathematical interpolation and could range from 0% to 100% (the target percentage).

(3)
This column represents restricted stock granted in 2012 under our 2009 Plan. The restricted stock granted January 31, 2012 as part of the 2012 LTI Awards vests ratably over three years on each anniversary of the grant date, provided the NEO has been continuously employed by us through the applicable anniversary date. The restricted stock awards also receive dividends or dividend equivalents in an amount equal to all regular and special dividends declared with respect to our common stock. Note that this amount includes only grants made during the year. Please see notes 6 and 8 to the “Summary Compensation Table for 2012” for further information regarding modifications made during the year.

(4)
This column reflects the aggregate grant date fair value of restricted stock awards and performance conditioned RSUs granted during the applicable year, computed in accordance with ASC 718. The grant date fair value is the number of shares of restricted stock or RSUs granted multiplied by the closing stock price on the grant date. Awards with performance conditions (“performance conditioned RSUs”) are computed based on the probable outcome of the performance conditions as of the grant date for the award. Information about the assumptions used to value these awards can be found in Note 7 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. An overview of the features of these awards can be found in “Compensation Discussion and Analysis” above.

The actual amount ultimately realized by the NEO, if any, from a grant of restricted stock or RSUs will depend upon the value of our common stock on the vesting date in the case of restricted stock, or the 30-day trailing average in the case of RSUs.

(5)
As discussed in “2012 Special Equity Award to Larry Gellestedt” on page 33, this award was structured to promote our retention and succession planning objectives and to solidify and retain effective leadership needed during the cyclical commercial real estate markets, as well as to be aligned with stockholder interests. This award is structured as follows: (a) 60% of the total target award is in the form of performance conditioned RSUs that vest after five years and provide that the amount earned, if any, is based upon the achievement of TSR performance metrics for three-, four- and five-year performance periods beginning January 1, 2012. Therefore, even if the performance conditioned RSUs are earned, there is no payout of this portion of the award until 2017; and (b) 40% of the total target award is in the form of restricted stock that vests ratably over a three-year service requirement.

(6)
Pursuant to the Jones Retirement Agreement, the vesting of all of Mr. Jones’ unvested restricted stock awards granted in 2010, 2011 and 2012 was accelerated upon retirement from the Company. This vesting acceleration resulted in a Type III modification of the awards under ASC 718. Type III modifications require reversal of cumulative expense recognized under the original grant and concurrent recognition of the modified fair value of the award. Mr. Jones’ unvested restricted stock awards were valued at their fair value immediately following modification, using the price of the common stock on the modification date in accordance with ASC 718, resulting in an incremental cost of $193,002.

(7)
Pursuant to the Jackson Retirement Agreement, the vesting of a portion of the unvested restricted stock granted to Mr. Jackson in 2010 was accelerated upon retirement from the Company. This vesting acceleration resulted in a Type III modification of the awards under ASC 718. Type III modifications require reversal of cumulative expense recognized under the original grant and concurrent recognition of the modified fair value of the award. Mr. Jackson’s unvested restricted stock awards subject to accelerated vesting were valued at their fair value immediately following modification, using the price of the common stock on the modification date in accordance with ASC 718, which did not result in an incremental cost.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table sets forth information with respect to all outstanding option and stock awards for each of our NEOs on December 31, 2012.

	Option Awards					Stock Awards
								Equity
								Incentive	Equity
						Number		Plan Awards:	Incentive Plan
	Number of Securities					of Shares	Market	Number of	Awards:
	Underlying Unexercised					or Units of	Value of Shares	Unearned	Market Value
	Options		Option	Option	Option	Stock that	or Units of	Units that	of Unearned
	Exercisable	Unexercisable	Exercise	Grant	Expiration	Have Not	Stock that Have	Have Not	Units that Have
	(#)(1)	(#)(1)	Price (1)	Date (1)	Date (1)	Vested (#)(2)	Not Vested (3)	Vested (#)(4)	Not Vested (5)
Lawrence L. Gellerstedt III	18,538	—	$26.11	12/09/05	12/09/15
	43,948	—	$36.00	12/11/06	12/11/16
	48,160	—	$24.27	12/06/07	12/06/17
	37,603	12,535	$8.35	02/16/09	02/16/19
	33,557	33,557	$7.02	02/15/10	02/15/20
	12,818	38,464	$8.43	02/14/11	02/14/21
						342,589	$2,860,618	353,328	$2,950,289

Gregg D. Adzema	5,607	16,829	$8.43	02/14/11	02/14/21
						97,383	$813,148	31,410	$262,274

Craig B. Jones	47,228	—	$22.49	12/10/03	12/10/13
(6)	53,284	—	$28.44	12/08/04	12/08/14
	35,595	—	$26.11	12/09/05	12/09/15
	43,948	—	$36.00	12/11/06	12/11/16
	48,160	—	$24.27	12/06/07	12/06/17
	50,138	—	$8.35	02/16/09	02/16/19
	35,654	—	$7.02	02/15/10	02/15/20
	27,244	—	$8.43	02/14/11	02/14/21
						58,219	$486,129	25,190	$210,337

John S. McColl
	12,489	—	$22.49	12/10/03	12/10/13
	28,015	—	$28.44	12/08/04	12/08/14
	19,775	—	$26.11	12/09/05	12/09/15
	21,972	—	$36.00	12/11/06	12/11/16
	23,600	—	$24.27	12/06/07	12/06/17
	18,427	6,143	$8.35	02/16/09	02/16/19
	8,736	8,736	$7.02	02/15/10	02/15/20
	3,335	10,016	$8.43	02/14/11	02/14/21
						35,809	$299,005	18,692	$156,078

Michael I. Cohn	2,804	8,414	$8.43	02/14/11	02/14/21
						15,564	$129,959	15,705	$131,137

Robert M. Jackson	8,897	—	$26.11	12/09/05	09/28/13
(7)	13,184	—	$36.00	12/11/06	09/28/13
	19,832	—	$24.27	12/06/07	09/28/13
	15,489	—	$8.35	02/16/09	09/28/13
	7,970	—	$7.02	02/15/10	09/28/13
	3,042	—	$8.43	02/14/11	09/28/13
						3,257	$27,196	1,296	$10,822

(1)
Each option grant has a 10-year term and vests pro rata over four years (25% each year) beginning on the first anniversary of the grant date. See “Compensation Discussion and Analysis – Severance Policy, Retirement and Change in Control Agreements” for a description of the effect of the Rule of 65 on these awards. Pursuant to the Jackson Retirement Agreement, Mr. Jackson has until September 28, 2013 to exercise his options.

(2)
Included in this number are EBITDA-based performance conditioned RSUs granted in 2010. These awards have a performance evaluation date of December 31, 2012 and a vesting date of February 15, 2013; therefore, as of December 31, 2012, they had been earned, but not yet vested. These awards met the criteria for a 106% payout, which is reflected in the number of shares above. They vested on February 15, 2013 based on our 30-day trailing stock price average as of December 31, 2012 ($8.23). The number of shares and the amount earned by each NEO upon vesting as it relates to these shares is as follows:

	Number of EBITDA-based RSUs	Amount Earned Upon Vesting
Lawrence L. Gellerstedt III	20,569	$169,283
Gregg D. Adzema	—	$—
Craig B. Jones	10,927	$89,929
John S. McColl	5,355	$44,072
Michael I. Cohn	—	$—
Robert M. Jackson	3,257	$26,805

(3)	Market value was calculated by multiplying the number of unvested restricted shares and earned unvested RSUs at year-end by our closing stock price on December 31, 2012 ($8.35).

(4)
Represents performance conditioned RSUs granted in 2011 and 2012, assuming that the threshold performance goal will be achieved for the TSR-based award in 2011 and that the target performance goals will be achieved for (a) the TSR-based award granted in 2012 and (b) the FFO-based award granted in 2011 and 2012. See Note 7 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 for an overview of the features of these awards. See “Compensation Discussion and Analysis – Severance Policy, Retirement and Change in Control Agreements” for a description of the effect of the Rule of 65 on these awards.

(5)	Market value was calculated by multiplying the number of unearned unvested RSUs at year-end by our closing stock price on December 31, 2012 ($8.35).

(6)
Pursuant to the Jones Retirement Agreement, 47,292 of the earned and unvested restricted stock awards as of December 31, 2012 had a vesting date of January 8, 2013. These shares vested at our closing stock price on January 8, 2013 ($8.56). In addition, with respect to performance-conditioned RSUs issued to Mr. Jones under our 2005 Plan, because Mr. Jones had satisfied the requirements of the Rule of 65, he is deemed to have satisfied any requirement of continued employment, but such performance-conditioned RSUs will vest and/or become payable only if we meet applicable performance goals.

(7)
Pursuant to the Jackson Retirement Agreement, the portion of the unvested restricted stock issued to Mr. Jackson under the 2009 Plan which was subject to a cliff vesting schedule vested on a pro rata basis (based on the number of whole years from the grant date to September 30, 2012, divided by the vesting period specified in the applicable award, rounded up to the nearest whole share). As a result, Mr. Jackson vested in 6,145 of the 9,217 shares of restricted stock awarded pursuant to the February 15, 2010 restricted stock grant. In addition, pursuant to the Jackson Retirement Agreement, to the extent that performance-conditioned RSUs issued to Mr. Jackson under the 2005 Plan are subject to a cliff vesting schedule, then Mr. Jackson will be deemed to have satisfied any requirement of continued employment with respect to a pro rata portion of each performance-conditioned RSU award (based on the number of whole years from the grant date to September 30, 2012 divided by the vesting period specified in the applicable award, rounded up to the nearest whole share), but such performance-conditioned RSUs will vest and/or become payable only if we meet the applicable performance goals.

Option Exercises and Stock Vested in 2012

The following table sets forth information concerning the amounts realized in 2012 upon the vesting of restricted stock and RSUs by each of our NEOs. No stock options were exercised by our NEOs in 2012.

	Stock Awards
	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting (2)
Lawrence L. Gellerstedt III	15,495	$115,251
Gregg D. Adzema	5,147	$38,345
Craig B. Jones (3)	13,709	$104,855
John S. McColl	4,891	$36,347
Michael I. Cohn	2,574	$19,176
Robert M. Jackson (4)	10,476	$82,271
____________

(1)	The number of shares acquired upon vesting includes the following:

	Shares of Restricted Stock	RSUs (A)
Lawrence L. Gellerstedt III	11,766	3,729
Gregg D. Adzema	5,147	—
Craig B. Jones (3)	6,250	7,459
John S. McColl	3,063	1,828
Michael I. Cohn	2,574	—
Robert M. Jackson (4)	8,940	1,536

(A) RSUs are paid in cash at vesting.

(2)
The value shown is based on the trailing 30-day average closing market price of our common stock of $7.40 and $8.23 for the RSUs which vested on February 16, 2012 and December 31, 2012, respectively. The value shown is based on the closing market price of our common stock of $7.45 and $8.15 for the restricted shares which vested on February 14, 2012 and October 8, 2012, respectively. If the vesting date is not an NYSE trading day, the prior trading day’s closing price is used.

(3)
Due to application of the Rule of 65 and the terms of the Jones Retirement Agreement, all of Mr. Jones’ unvested RSUs vested on December 31, 2012, his retirement date. The information reflected in footnote 1 above for the December 31, 2012 vesting date includes the accelerated vesting of Mr. Jones’ RSUs under the application of the Rule of 65 and the terms of the Jones Retirement Agreement.

(4)
The Jackson Retirement Agreement provided that a portion of his unvested restricted stock vested on October 18, 2012. The information reflected in footnote 1 above includes the accelerated vesting of Mr. Jackson’s restricted shares under the Jackson Retirement Agreement.

Potential Payments Upon Termination, Retirement or Change in Control

We provide severance benefits to our NEOs as described in “Compensation Discussion and Analysis — Severance Policy, Retirement and Change in Control Agreements” in the event that (1) a “change in control” occurs and (2) during the two-year period thereafter, the NEO’s employment is terminated without “cause” (discussed below) or the NEO resigns for “good reason” (discussed below). The severance benefit is payable in a lump sum six months and one day after termination. For each of our NEOs, we have agreed to pay an amount equal to 2.00 times the sum of his annual base salary plus his average cash bonus.
Mr. Jones retired effective December 31, 2012. The amount Mr. Jones received upon his retirement from the Company on December 31, 2012 is described in “Compensation Discussion and Analysis -- Retirement of Craig B. Jones” and is reflected in the Summary Compensation Table for 2012.
Mr. Jackson retired effective September 30, 2012. The amount Mr. Jackson received upon his retirement from the Company on September 30, 2012 is described in “Compensation Discussion and Analysis – Retirement of Robert M. Jackson” and is reflected in the Summary Compensation Table for 2012.
For purposes of determining the severance benefit, “annual base salary” is the NEO’s annual base salary in effect on the day before the NEO’s employment terminates in connection with the change in control. The “average cash bonus” is the sum of the annual cash bonuses that were paid to the NEO during the three years immediately prior to the date the NEO’s employment terminates in connection with the change in control, divided by the number of annual cash bonuses the NEO was eligible to receive during such period. The table below assumes a triggering event occurred on December 31, 2012. The annual base salary is the salary in effect for 2012 and the average bonus is based on the annual cash incentive awards paid in 2009, 2010 and 2011.
The terms of each Change in Control Agreement are substantially identical and are summarized as follows:
Health Benefits - The Change in Control Agreement provides that we will continue to provide the NEO with health benefits for two years, either under our plan, an outside plan or by reimbursing the premiums paid by the NEO for outside coverage.
Change in Control - Under the Change in Control Agreement, a “change in control” generally means that any one of the following events occurs:

•
A person (or group) acquires, directly or indirectly, the beneficial ownership representing 30% or more of the combined voting power for the election of directors of the outstanding securities of the Company, subject to certain exceptions;

•	A majority of the Board changes during a two-year period (unless the new Directors were elected by two-thirds of the Board members that were members on the first day of the two-year period);

•	Stockholders approve our dissolution or liquidation;

•	The sale or other disposition of all or substantially all of our assets, subject to certain exceptions; or

•	Any consolidation, merger, reorganization or business combination involving us or our acquisition of the assets or stock in another entity, subject to certain exceptions.
Cause - The Change in Control Agreement defines “cause” generally as any felony or any act of fraud, misappropriation or embezzlement or any material act or omission involving malfeasance or gross negligence in the performance of the NEO’s duties to our material detriment.
Good Reason — The Change in Control Agreement defines “good reason” generally to mean:

•	a reduction in the NEO’s annual base salary or eligibility to receive any annual bonuses or other incentive compensation;

•
a significant reduction in the scope of the NEO’s duties, responsibilities, or authority or a change in the NEO’s reporting level by more than two levels (other than mere change of title consistent with organizational structure);

•	a transfer of the NEO’s primary work site more than 35 miles from the then current site; or

•
failure to continue to provide to the NEO health and welfare benefits, deferred compensation benefits, executive perquisites, stock options and restricted stock grants (or restricted stock unit grants) that are in the aggregate comparable in value to those provided immediately prior to the change in control.

Protective Covenant Agreement and Waiver and Release — In order to receive the benefits of the Change in Control Agreement, an NEO must enter into a “Protective Covenant Agreement” and a “Change in Control Severance Agreement Waiver

and Release.” If the NEO declines to enter into either the Protective Covenant Agreement or the Change in Control Severance Agreement Waiver and Release then the NEO would forfeit his severance benefit.

•
The Protective Covenant Agreement generally provides that the NEO will protect certain of our interests in exchange for the payment. In particular, the Protective Covenant Agreement provides that the NEO will not, during a “protection period,” (1) compete with our then existing projects, (2) solicit any business from any of our customers, clients, tenants, buyers or sellers that he or she had contact with during the preceding three years while employed and (3) solicit any of our employees that he or she had personal contact with during his or her employment with us. For this purpose, the “protection period” is generally two years or, if shorter, the number of years used as a multiplier to determine the executive’s change in control benefit.

•
The Change in Control Severance Agreement Waiver and Release is a standard release that is required for all employees to receive any severance benefits from us and provides, in particular, that the NEO waives any and all claims against us and also covenants not to sue or to disparage us.

Tax Protection - Messrs. Adzema, McColl and Cohn are not entitled to a gross-up payment pursuant to Change in Control Agreements that they entered into with us in January 2011. Mr. Gellerstedt, whose agreement was initially entered into in 2007, are entitled to a gross-up payment to the extent the NEO is subject to a parachute excise tax as a result of the payments or benefits provided under the Change in Control Agreement. However, if a reduction of the payments or benefits of up to 10% would eliminate the parachute excise taxes then the NEO must waive such payments or benefits to that extent.
The following table shows the potential payments to the NEOs (other than Messrs. Jones and Jackson) upon a termination of employment under various scenarios, assuming that the triggering event occurred on December 31, 2012. The table does not include a severance benefit payable generally to all salaried employees following termination of employment other than for cause, in an amount equal to the employee’s weekly pay times the sum of (i) the number of his or her years of service or, alternatively, in the context of certain reductions in force as designated by the Company, the years of service multiplied by 1.5, plus (ii) four. The table also does not include the value of equity awards that are already vested, as described in the compensation tables earlier in this proxy statement.

	Cash (1)	Accelerated Vesting of Restricted Stock (2)	Accelerated Vesting of RSUs (3)	Accelerated Vesting of Stock Options (4)	Accelerated Vesting of Cash LTI Awards (5)	Health and Welfare Benefits	280G Tax Gross-Up (6)	Total
Lawrence L. Gellerstedt III • Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—	—	—	—
• Involuntary or good reason termination following change in control	$2,130,000	$2,657,733	$3,242,579	$44,631	—	$22,954	$2,538,469	$10,636,366
• Death	—	$2,657,733	$3,242,579	$44,631	—	—	—	$5,944,943

Gregg D. Adzema • Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—	—	—	—
• Involuntary or good reason termination following change in control	$1,322,250	$505,492	$609,041	—	—	$33,332	N/A	$2,470,115
• Death	—	$505,492	$609,041	—	—	—	—	$1,114,533
John S. McColl • Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—	—	—	—
• Involuntary or good reason termination following change in control	$1,053,992	$239,030	$239,325	$11,619	—	$33,332	N/A	$1,577,298
• Death	—	$239,030	$239,325	$11,619	—	—	—	$489,974
Michael I. Cohn • Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—	—	—	—
• Involuntary or good reason termination following change in control	$910,292	$129,962	$150,692	$0	—	$33,332	N/A	$1,224,278
• Death	—	$129,962	$150,692	$0	—	—	—	$280,654
____________

(1) Represents cash payments pursuant to Change in Control Agreement.

(2)
These amounts represent the value of unvested restricted shares as of December 31, 2012. The amounts were calculated by multiplying the number of unvested restricted shares at year-end by the closing stock price on December 31, 2012 ($8.35).

(3)
These amounts represent the value of unvested RSUs as of December 31, 2012. The amounts were calculated by multiplying the number of unvested RSUs at year-end by the closing stock price on December 31, 2012 ($8.35).

The performance conditioned RSUs granted in 2012 and 2011 vest at the target award level upon a change in control. The 2010 performance conditioned RSUs have been incorporated based on actual performance reflecting a 0% payout for the TSR portion and a 106% payout for the debit-to-EBITDA portion. DEUs that may apply to the performance conditioned RSUs are not included.

(4)
This column reflects the value of “in-the-money” unvested stock options as of December 31, 2012, calculated by multiplying the number of unvested options by the difference between the closing stock price on December 31, 2012 ($8.35) and the exercise price for the options.

(5)
This column reflects the value of unvested cash LTI awards that were granted in 2009 to Messrs. Gellerstedt and McColl (Messrs. Adzema and Cohn joined the company after the date of this grant). As of December 31, 2012, the vesting condition was not met, and all outstanding cash LTI awards would be deemed forfeited. For more information, see page 37.

(6)
In calculating the potential tax gross-up payments for Mr. Gellerstedt pursuant to his Change in Control Agreement, we assumed a 20% excise tax rate under 280G of the Code, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 6% state income tax rate. In addition, pursuant to his agreement, if payments to Mr. Gellerstedt do not exceed 110% of the 280G limit then the payments or benefits are reduced to such limit to avoid an excise tax (and the resulting gross up payment). Messrs. Adzema, McColl and Cohn are not entitled to a gross-up payment pursuant to their Change in Control Agreements.

DIRECTOR COMPENSATION

We provide both cash and equity awards to our non-employee Directors. Our employee directors do not receive any compensation for service as a director. Directors are reimbursed for their expenses related to board membership.
Each non-employee Director is paid a $50,000 annual retainer on or about May 31 of each year. The chairmen of the Compensation, Succession, Nominating and Governance Committee and the Investment Committee each receive an additional annual retainer of $10,000 and the chairman of the Audit Committee receives an additional annual retainer of $12,500 for their service as chairmen of these committees. We also provide an annual retainer of $50,000 for the independent Chairman of the Board. Additionally, as of May 31 of each year, each non-employee Director is granted a number of shares of common stock under the 2009 Plan with a value of $50,000 based on the average closing price of our common stock during the 30 calendar day period ending on the grant date.
As an employee of the Company, Mr. Gellerstedt did not receive any compensation for serving as a Director in 2012.
2012 Compensation of Directors
The following table shows the amounts paid to our non-employee Directors in 2012.

	Fees Earned or Paid in Cash (1)	Stock Awards (2)(3)	Option Awards (4)	All Other Compensation (5)	Total
Tom G. Charlesworth	$60,000	$48,313	$—	$—	$108,313
James D. Edwards	$62,500	$48,313	$—	$—	$110,813
Lillian C. Giornelli	$50,000	$49,623	$—	$—	$99,623
S. Taylor Glover	$100,000	$53,575	$—	$—	$153,575
James H. Hance, Jr.	$60,000	$48,313	$—	$—	$108,313
William Porter Payne	$50,000	$50,941	$—	$—	$100,941
R. Dary Stone	$50,000	$48,313	$—	$—	$98,313
____________

(1)
Our 2009 Plan provides that an outside Director may elect to receive our common stock in lieu of cash fees otherwise payable for services as a Director. Under the 2009 Plan, the price at which these shares are issued is equal to 95% of the market price on the issuance date. In 2012, Messrs. Glover and Payne and Mme. Giornelli elected to participate in this program. In lieu of some or all of the cash fees shown in the table, the named Directors received shares of common stock as follows: Ms. Giornelli — 3,634; Mr. Glover — 14,539; and Mr. Payne — 7,269.

(2)
These amounts represent the aggregate grant date fair value, computed in accordance with ASC 718, of stock awards granted during the year. Please refer to Note 6 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 for a complete description of the ASC 718 valuation. On May 31, 2012, each Director was granted 6,673 shares of common stock which vested immediately on the grant date. Although the average closing price for the 30 calendar day period ending on the grant date ($7.49) was used to determine the number of shares to be granted in accordance with the plan, the grant date fair value reflected above is based on the closing stock price on the grant date ($7.24).

(3)	These amounts include the incremental value of the 5% discount on stock received in lieu of cash fees, as follows: Ms. Giornelli — $1,310; Mr. Glover — $5,262; and Mr. Payne — $2,628.

(4)
In previous years, we granted stock options as part of the compensation to our non-employee Directors. As of December 31, 2012, each Director had the following number of options outstanding: Mr. Charlesworth — 8,416; Mr. Edwards — 24,000; Ms. Giornelli — 24,000; Mr. Glover — 37,182; Mr. Hance — 37,182; Mr. Payne — 53,893; and Mr. Stone — 1,019. Mr. Charlesworth also had 66,455 options outstanding that were granted during his tenure as an officer of the Company prior to his retirement at the end of 2006. Mr. Stone also had 41,290 options outstanding that were granted during his tenure as an officer of the Company prior to his retirement in 2011.

(5)	We pay or reimburse Directors for reasonable expenses incurred in attending Board and committee meetings. We did not provide any perquisites to our Directors above the reporting threshold.

COMPENSATION POLICIES AND PRACTICES AND RISK MANAGEMENT

In setting our compensation programs and plans, our Compensation Committee considers the risks to our stockholders that may be inherent in our Company’s overall compensation program. Although a significant portion of our senior executives’ (including our NEOs’) compensation is performance based and “at-risk,” we believe our compensation plans and polices are appropriately structured, based on the following:

•
we use multiple performance goals under our incentive compensation plans, such as FFO, leasing, capital recycling and cost control, which serves as a check-and-balance so as not to put inappropriate emphasis solely on one measure of our performance;

•
we establish performance goals under our annual incentive cash award plan that we believe are reasonable in light of past performance and market conditions, and also permit the Compensation Committee to exercise discretion in making final award determinations so as to take into account changing market conditions, which allow our executives to focus on the long-term health of our Company rather than an “all or nothing” approach to achieving short-term goals;

•
in December 2012 we approved a policy establishing a maximum payout of the incentive cash award that can be earned by each of the executive officers under the annual incentive cash award plan for any year at 150% of the target cash award approved by the Committee for the year;

•
we use both time vested, full-value equity awards, such as restricted stock and/or RSUs, as well as performance based awards, such as stock options, performance conditioned RSUs and the cash long-term incentive awards, so as to both encourage the growth of the Company’s stock price and to recognize that time vested, full-value equity awards retain value even in a depressed market so that executives are less likely to take unreasonable risks to get, or keep, options in-the-money or to achieve performance conditions; and

•
we use long-term equity awards that vest over three or more years and condition a significant portion of such awards upon satisfaction of performance goals, ensuring that our executives’ interests align with those of our stockholders over the long term.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee consists of Mr. Edwards, Ms. Giornelli, Mr. Hance and Mr. Payne. None of these Directors has any interlocking relationships that are required to be disclosed in this proxy statement. As disclosed in “Certain Transactions,” for certain of our properties, properties owned by certain of our joint ventures and properties which we manage, we purchase janitorial supplies from a company that is owned by David Sikes, the son-in-law of Mr. Payne. Amounts paid by these properties in 2012 totaled approximately $646,300. We believe the amounts paid are in line with market prices.

PROPOSAL 2 — ADVISORY APPROVAL OF EXECUTIVE COMPENSATION
Pay that reflects performance and alignment of pay with the long-term interests of our stockholders are key principles that underlie our compensation program. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), stockholders have the opportunity to vote, on an advisory basis, on the compensation of our NEOs. This is often referred to as a say on pay, and provides you, as a stockholder, with the ability to cast a vote with respect to our 2012 executive compensation programs and policies and the compensation paid to the NEOs as disclosed in this proxy statement through the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as described in the Compensation Discussion and Analysis section and in the compensation tables and accompanying narrative disclosure in this Proxy Statement.”
As discussed in the Compensation Discussion and Analysis section, the compensation paid to our NEOs reflects the following goals of our compensation program:

•	To provide overall compensation that is designed to attract and retain talented executives;

•	To reward individual and corporate performance, while at the same time keeping in mind our accountability to our stockholders; and

•	To provide a meaningful portion of total compensation via equity based awards, including awards that are contingent upon future performance.
In addition, and also as discussed in the Compensation Discussion and Analysis section, we made certain changes to our compensation program for 2013 in response to our stockholder outreach efforts.
Although the vote is non-binding, the Compensation Committee will review the voting results. To the extent there is any significant negative vote, we will consult directly with stockholders to better understand the concerns that influenced the vote. The Compensation Committee will consider the constructive feedback obtained through this process in making decisions about future compensation arrangements for our NEOs.
As required by the Dodd-Frank Act, this vote does not overrule any decisions by the Board, will not create or imply any change to or any additional fiduciary duties of the Board.
Our Board of Directors recommends that you vote “FOR”
the approval, on an advisory basis, of executive compensation.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte, our independent registered public accounting firm, to audit our consolidated financial statements for the year ending December 31, 2013 and to prepare a report on this audit, subject to approval by the Audit Committee of the fee estimate and the audit plan for the period. A representative of Deloitte will be present at the Annual Meeting and will be available to respond to appropriate questions by our stockholders.
We are asking our stockholders to ratify the selection of Deloitte as our independent registered public accounting firm. Although ratification is not required by our bylaws, the Board is submitting the selection of Deloitte to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders do not ratify the selection, it will be considered as a direction to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that the change would be in the best interests of the Company and our stockholders.
Our Board of Directors recommends that you vote “FOR”
the ratification of the appointment of the independent registered public accounting firm.
SUMMARY OF FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We retained Deloitte as our independent registered public accounting firm for the years ended December 31, 2012 and 2011. Aggregate fees for services provided to us related to the fiscal years ended December 31, 2012 and 2011 by Deloitte were as follows:

	Years Ended December 31,
	2012	2011
Audit Fees(a)	$685,900	$916,150
Tax Fees:
Compliance	$138,225	$143,800
Consulting	370,450	324,360
Total tax fees	$508,675	$468,160
____________

(a)
Includes fees for the annual audits of our financial statements, including the audit of internal controls over financial reporting under the Sarbanes-Oxley Act of 2002, joint venture audits, audits of certain properties’ operating expenses, review of our quarterly financial statements and the audit of our benefit plans, including work for the periods indicated above but performed subsequent to that year end.

As stated in its charter, the Audit Committee is responsible for pre-approving all audit and permissible non-audit services provided by our independent registered public accounting firm. Pre-approvals are generally provided for no more than one year at a time, typically identify the particular services or category of services to be provided and are generally subject to a dollar limit. The Audit Committee charter also provides that the Audit Committee may delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent registered public accounting firm, provided that the approvals are presented to the Audit Committee at its next scheduled meeting. Other than tax consulting, there were no other non-audit services provided by Deloitte to the Company in 2012 or 2011. No services were approved by the Audit Committee pursuant to the waiver of pre-approved provisions as set forth in applicable rules of the SEC.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process and internal controls on behalf of the Board of Directors. The Audit Committee operates under a written charter, the full text of which is available on the Investor Relations page of the Company’s website at www.cousinsproperties.com.
Management has primary responsibility for financial statements and the reporting process, including the systems of internal controls, and has represented to the Audit Committee that the Company’s 2012 consolidated financial statements are in accordance with accounting principles generally accepted in the United States. In fulfilling its oversight responsibilities, the Audit Committee reviewed the financial statements contained in the Company’s Quarterly Reports on Form 10-Q, as well as the audited financial statements contained in the Company’s Annual Report on Form 10-K, and discussed these financial statements with management and Deloitte, the Company’s independent registered public accounting firm.
The Audit Committee reviewed with Deloitte the matters required to be discussed under Statement of Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, related to the 2012 audit. The Audit Committee also received written disclosures and the letter from Deloitte required by the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and discussed with Deloitte its independence.
The Audit Committee met with Deloitte, with and without management present, to discuss the results of their examinations, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting for 2012.
The Audit Committee also met with the Company’s internal audit department, with and without management present, to discuss the results of their reviews and evaluations of the Company’s internal controls for 2012.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

James D. Edwards, Chairman
Tom G. Charlesworth
Lillian C. Giornelli

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under the Acts.

CERTAIN TRANSACTIONS

In accordance with our Audit Committee Charter, our Audit Committee is responsible for reviewing and approving or ratifying the terms and conditions of transactions between the Company and any Director or executive officer, or their affiliates or family members. Our Ethics Code requires that all of our employees and Directors avoid conflicts of interest, defined as situations where the person’s private interests conflict, or even appear to conflict, with the interests of the Company as a whole. If an “Ethics Contact” (defined in our Ethics Code to be our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or our General Counsel) believes that a transaction or relationship would require approval or ratification by the Audit Committee, the Ethics Contact will bring the transaction or relationship to the attention of the Audit Committee.
At least annually, each Director and executive officer completes a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which the Company is involved and in which the executive officer, a Director or a related person has a direct or indirect material interest. In addition, we conduct a quarterly review to determine whether an executive officer, a Director, or a company employing a Director engaged in transactions with us during the quarter.
The Compensation, Succession, Nominating and Governance Committee, which is composed of independent Directors, conducts an annual review of the information from the questionnaire, evaluates related-party transactions (if any) involving the Directors and their related persons and makes recommendations to the Board regarding the independence of each Board member.
If a transaction arises during the year that may require disclosure as a related party transaction, information about the transaction would be provided to the Audit Committee and the Compensation, Succession, Nominating and Governance Committee, as applicable, for review, approval or ratification of the transaction.
Pursuant to this responsibility, the Audit Committee has reviewed, approved and ratified, as applicable, each of the transactions described below:

•
S. Taylor Glover, one of our Directors, is an affiliate of an entity that leases space in one of our office buildings. The lease term commenced on June 1, 2007 and continues until May 31, 2014. The entity paid us approximately $124,050 in 2012, excluding reimbursements for operating costs, with amounts remaining estimated to be approximately $49,908. We consider the rates associated with this lease to be market rates.

•
For certain properties we consolidate, properties owned by certain of our joint ventures and properties we manage, we purchase janitorial supplies from a company that is owned by David Sikes, the son-in-law of William Porter Payne, one of our Directors. Amounts paid by these properties in 2012 totaled approximately $646,300. We believe the amounts paid are in line with market prices.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers, Directors and persons who own more than 10% of our common stock to file certain reports with respect to their beneficial ownership of our stock. In addition, Item 405 of Regulation S-K requires us to identify each reporting person who did not file a report on a timely basis as required by Section 16(a) during the most recent fiscal year. Based solely on a review of these reports and written representations from the directors and executive officers, we believe that all directors and executive officers complied with all Section 16(a) filing requirements for fiscal year 2012.
FINANCIAL STATEMENTS
Our Annual Report on Form 10-K for the year ended December 31, 2012, including audited financial statements, is being mailed together with this proxy statement.
STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING OF STOCKHOLDERS
Pursuant to Rule 14a-8(e)(2) under the Exchange Act, a stockholder proposal submitted for inclusion in our proxy statement for the 2014 Annual Meeting must be received by us by November 28, 2013, which is 120 days before the anniversary of the date this proxy statement is released to stockholders in connection with the Annual Meeting. However, pursuant to such Rule, if the 2014 Annual Meeting is held on a date that is more than 30 days before or after such anniversary date, then a stockholder proposal submitted for inclusion in our proxy statement for the 2014 Annual Meeting must be received by us a reasonable time before we begin to print and mail our proxy statement for the 2014 Annual Meeting.
Under our bylaws, a stockholder is eligible to submit a stockholder proposal outside the processes of Rule 14a-8 if the stockholder is (1) of record at the time of such proposal and at the time of the annual meeting and (2) entitled to vote at the annual meeting. The stockholder also must provide timely notice in proper written form of the proposal to our Corporate Secretary. To be timely under our bylaws, we must receive advance notice of the proposal not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if and only if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, such stockholder’s notice must be delivered by the later of (A) the tenth day following the day of the public announcement of the date of the annual meeting or (B) the date which is ninety (90) days prior to the date of the annual meeting. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. Stockholder proposals should be submitted to Corporate Secretary, Cousins Properties Incorporated, 191 Peachtree Street NE, Suite 500, Atlanta, Georgia 30303-1740.

EXPENSES OF SOLICITATION

We will bear the cost of proxy solicitation. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally, or by telephone, electronic mail, facsimile or mail by one or more of our employees or by our consultant, Georgeson. Upon request, we also will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to the beneficial owners of our stock.